                              COGNOS INCORPORATED


This Compliance Document provides information to the shareholders of Cognos Incorporated in advance of its fiscal 2000 Annual Meeting of Shareholders. The documentation consists of:

A.   The Notice of Meeting and Proxy Statement (with Proxy Card enclosed) for      Page (i) and 1
     the Corporation's Annual Meeting of Shareholders to be held June 21, 2000

B.   Consolidated Financial Information in accordance with Canadian generally      Page 24
     accepted accounting principles for the Corporation's fiscal year ended
     February 29, 2000 (supplemental to the Corporation's 2000 Annual Report)

                                    [LOGO]

                    A.  NOTICE OF MEETING & PROXY STATEMENT

3755 Riverside Drive, P.O. Box 9707, Station T, Ottawa, Ontario, Canada, K1G 4K9

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT the Annual Meeting ("Meeting") of Shareholders of Cognos Incorporated ("Corporation") will be held at the Tudor Reception Hall, 3750 Bowesville Road, Ottawa, Ontario, Canada, on Wednesday, June 21, 2000, at 3:30 p.m., for the following purposes:

l. to receive the consolidated financial statements of the Corporation in accordance with both United States and Canadian generally accepted accounting principles for the fiscal year ended February 29, 2000, and the reports of the auditors thereon,

2.  to elect directors for the ensuing year,

3.  to appoint auditors and authorize the directors to fix their remuneration,

4. to transact such other business as may properly come before the meeting and any adjournment thereof.

This Notice is accompanied by a form of proxy; a Proxy Statement; the Annual Report of the Corporation, including financial information in accordance with United States (U.S.) generally accepted accounting principles; and financial information in accordance with Canadian generally accepted accounting principles for the fiscal year ended February 29, 2000. Shareholders of record at the close of business on May 5, 2000 are entitled to receive notice of the Meeting. They may vote at the Meeting unless their shares are transferred and the transferee:
(a) produces a certificate(s) representing the transferred shares, or otherwise establishes ownership of the transferred shares, and (b) has demanded in writing, at least ten days before the Meeting, to be included on the list of the Corporation's shareholders entitled to vote at the Meeting.

DATED at Ottawa this 25th day of May, 2000.


                                              By Order of the Board of Directors

                                              /s/ James M. Tory

                                              James M. Tory
                                              Chairman of the Board

--------------------------------------------------------------------------------
If you cannot attend the meeting in person, please complete, sign, date, and return the enclosed form of proxy in the envelope provided as soon as possible in order to ensure that your shares are represented at the Meeting.
--------------------------------------------------------------------------------

                                PROXY STATEMENT


                               Table of Contents


                                                                                                     PAGE
                                                                                                     ----
Solicitation of Proxies........................................................................        1
Appointment and Revocation of Proxies..........................................................        1
Voting of Proxies..............................................................................        2
Shareholder Proposals..........................................................................        3
Voting Shares and Principal Holders Thereof....................................................        3
Directors......................................................................................        3
Security Ownership of Management and Principal Holders.........................................        9
Executive Compensation.........................................................................       11
Appointment of Auditors........................................................................       17
Other Matters..................................................................................       18
Expenses and Solicitation......................................................................       18
Approval by Board of Directors.................................................................       18
Annex A - Alignment with TSE Corporate Governance Guidelines..................................        19
Annex B - Alignment with SEC Audit Committee Rules............................................        23

                               [LOGO OF COGNOS]

            3755 Riverside Drive, Ottawa, Ontario, Canada, K1G 4K9

                                PROXY STATEMENT

                (First mailed to Shareholders on May 26, 2000)

Solicitation of Proxies

The information contained in this Proxy Statement is furnished in connection with the solicitation by the management of Cognos Incorporated ("Corporation") of proxies to be used at the Annual Meeting of Shareholders ("Meeting") of the Corporation to be held on June 21, 2000, at 3:30 p.m. at the Tudor Reception Hall, 3750 Bowesville Road, Ottawa, Ontario, Canada, or at any adjournment of the Meeting. The solicitation of proxies will be made primarily by mail but proxies may also be solicited directly by officers of the Corporation. The costs of solicitation will be borne by the Corporation.

The specific purposes of the meeting are set out in the Notice of Meeting accompanying this Proxy Statement.

The information contained in this Proxy Statement is given as at May 25, 2000, except where otherwise noted.

All share and per-share amounts in this Proxy Statement have been adjusted for the two-for-one stock split approved by the Board of Directors on April 6, 2000, which was paid by way of dividend on April 27, 2000 to shareholders of record on April 20, 2000.

All dollar amounts in this Proxy Statement are in United States dollars unless otherwise stated. Foreign currency amounts have been translated into United States dollars using the appropriate exchange rates for United States currency, as reported by the Bank of Canada.


APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the enclosed form of proxy ("Proxy Form") are either directors or officers of the Corporation. Every shareholder has the right to appoint another person (who need not be a shareholder) to represent the shareholder at the Meeting and may do so either by inserting that person's name in the blank space provided in the Proxy Form or by completing another proper form of proxy. In either case, to be valid, the completed proxy must be delivered to: (a) the Corporation's transfer agent, Montreal Trust Company of Canada, 151 Front Street West, 8th Floor, Toronto, Ontario, Canada, M5J 2N1, in the addressed envelope accompanying this Proxy Statement, or (b) to the Secretary of the Corporation, no later than forty-eight hours preceding the Meeting or any adjournment of the Meeting.

Only registered holders of common shares of the Corporation, or the person they appoint as their proxies, are permitted to attend and vote at the Meeting. However, in many cases, common shares of the Corporation beneficially owned by a holder (a "Non-Registered Holder") are registered either (a) in the name of an intermediary ("Intermediary") that the Non-Registered Holder deals with in respect of the shares; or (b) in the name of a clearing agency.

In accordance with the requirements of National Policy Statement No. 41 of the Canadian Securities Administrators, the Corporation has distributed copies of the Notice of Meeting, this Proxy Statement, the Proxy Form and the 2000 annual report (which includes management's discussion and analysis) (collectively, the "Meeting materials") to the clearing agencies and Intermediaries for distribution to Non-Registered Holders who have not waived the right to receive them.

Generally, Non-Registered Holders who have not waived the right to receive Meeting materials will either (c) be given a voting instruction form which must
                       ------
be completed and signed by the Non-Registered Holder in accordance with the instruction on the form (which may, in some cases, permit the completion of the voting instruction form by telephone), or (d) be given a proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), and which is otherwise uncompleted except that it is restricted as to the number of shares beneficially owned by the Non-Registered Holder. This latter form of proxy need not be signed by the Non-Registered Holder. The Non-Registered Holder who wishes to submit a proxy should properly complete the form of proxy and deposit it with Montreal Trust Company of Canada, 151 Front Street West, 8th Floor, Toronto, Ontario, Canada M5J 2N1 as described above.

These procedures permit Non-Registered Holders to direct the voting of the shares they beneficially own. If a Non-Registered Holder who receives either a proxy or a voting instruction form wishes to attend and vote at the Meeting in
                                                                            --
person (or have another person attend and vote on behalf of the Non-Registered
------
Holder), the Non-Registered Holder should strike out the names of the persons named in the form of proxy and insert the Non-Registered Holder's (or such other person's) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding directions on the form. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediaries.

A registered shareholder who has given a proxy may revoke the proxy by:

     (e) completing and signing a proxy bearing a later date and depositing it with Montreal Trust Company of Canada as described above; or
     (f) depositing an instrument in writing executed by the shareholder or by the shareholder's attorney authorized in writing: (i) at the registered offices of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment of the Meeting, at which the proxy is to be used, or (ii) with the chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting or any adjournment of the Meeting; or
     (g)  in any other manner permitted by law.

A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive Meeting materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the Intermediary at least seven days prior to the Meeting.


VOTING OF PROXIES

The persons named in the Proxy Form will vote the shares in respect of which they are appointed proxy in accordance with the direction of the shareholder appointing them. In the absence of any direction, the shares will be voted FOR the election of directors and FOR the appointment of auditors and the authorization of the directors to fix their remuneration, as described in this Proxy Statement.

The management of the Corporation knows of no amendment to the matters referred to in the Notice of Meeting or of any other business that will be presented to the Meeting. If any amendment or other business is properly brought before the Meeting, the persons named in the Proxy Form are given discretionary authority to vote on any amendment or on any other business in accordance with their judgment.


Shareholder Proposals

Proposals by shareholders intended to be presented at the next Annual Meeting of Shareholders, and considered by management, must be received by the Corporation, c/o The Secretary, Cognos Incorporated, 3755 Riverside Drive, P. O. Box 9707, Station T, Ottawa, Ontario, Canada, K1G 4K9, no later than March 30, 2001, for inclusion in the Corporation's Proxy Statement and form of proxy relating to that meeting.


VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The authorized capital of the Corporation consists of an unlimited number of common shares ("shares") of which 87,366,527 shares were issued and outstanding as of May 5, 2000 ("Record Date").

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of, attend and vote at the Meeting. They may vote at the Meeting unless their shares are transferred and the transferee: (a) produces a certificate(s) representing the transferred shares, or otherwise establishes ownership of the transferred shares, and (b) has demanded in writing, at least ten days before the Meeting, to be included on the list of the Corporation's shareholders entitled to vote at the Meeting. Shareholders are entitled to one vote for each share registered in their respective names.

The principal shareholders of the Corporation are set out in the table appearing in "SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS".

Directors will be elected and auditors will be appointed by a majority of shares represented and entitled to vote at the Meeting.


DIRECTORS

Election of Directors

The Articles of the Corporation provide for a Board of Directors ("Board") of not less than three and not more than twelve directors to be elected annually. The number of directors to be elected at the Meeting is eight. Each director elected will hold office until the next annual meeting or until a successor is duly elected, or appointed, unless the position is earlier vacated.

The persons named in the Proxy Form will (unless authority to vote is withheld) vote in favor of the election of the eight nominees listed below, or if one of those nominees is unable to serve, or for good cause will not serve (an event that management has no reason to believe will occur), the persons named in the Proxy Form reserve the right to fix the number of directors at less than eight or to vote for a substitute at their discretion.

The following table sets out the name and age of each person nominated for election as a director; the period of service as a director; the principal occupation, business or employment of the nominee during the last five years; all other positions with the Corporation (or its significant subsidiaries) now held by the nominee, if any; the name of any publicly-traded corporation of which the nominee is a director, and the number of common shares beneficially owned or over which control or direction is exercised and the number of deferred share units held by each of them.


------------------------------------------------------------------------------------------------------------------------
Name and Age                                                  Director        Shares Beneficially       Deferred Share
Principal Occupation                                           Since          Owned or Controlled         Units Held
------------------------------------------------------------------------------------------------------------------------
John E. Caldwell (50) + (S)                                    2000                    800                   Nil

Private Investor since October 1999. President
and Chief Executive Officer, CAE Inc., a
provider of civil and military flight simulation
and control systems and other advanced
technologies for the aerospace, defence and
forestry sectors, from June 1993 to October
1999. Director of Stelco Inc.
------------------------------------------------------------------------------------------------------------------------
Douglas C. Cameron (61) * +                                    1983                 12,000                 1,114.65

Investment Advisor, RBC Dominion Securities
Inc., an investment dealer, since October 1993.
President, Noranda Enterprise Limited from May
1983 to March 1993.
------------------------------------------------------------------------------------------------------------------------
Pierre Y. Ducros (61) ++                                       1986                 20,000                   955.41

Private Investor since June 1996. Chairman and
Chief Executive Officer, DMR Group Inc. from
February 1973 to June 1996. Director of Alliance
Atlantis Communication Inc., BAE Systems
Canada Inc., BCE Emergis, National Bank
Financial, NovAtel Inc. and The Manufacturers
Life Insurance Company.
------------------------------------------------------------------------------------------------------------------------
Douglas J. Erwin (47) ++                                       1998                  Nil                     955.41

President and Chief Executive Officer,
PentaSafe, Inc., an auditing and security
software company, since April 1998. Chief
Operating Officer, BMC Software, Inc. from
April 1994 to October 1997.
------------------------------------------------------------------------------------------------------------------------
Robert W. Korthals (66) ++                                     1997                  2,000                 1,114.65

Chairman, Ontario Teachers Pension Plan Board
since January 2000 and Chairman, Co-Steel
Inc., a minimill steel producer, since June
1997. Chairman, North American Life Assurance
Company from April 1995 to December 1995.
Director of Global Telecom Split Shares Corp.,
Jannock Properties Limited, MCM Split Shares
Corp., Premium Income Corporation, Rogers
Communications Inc. and Suncor Energy Inc.
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Candy M. Obourn (50) + (S)                                     1999                  Nil                     Nil

President, Document Imaging and Senior Vice
President, Eastman Kodak Company, a
photographic products and imaging company,
since April 1998. President, Document Imaging
and Vice President from October 1993 to March
1998.
------------------------------------------------------------------------------------------------------------------------
James M. Tory, Q.C. (70) *+                                    1982                 89,000                 4,140.13

Chairman of the Board of Directors. Chair
Emeritus and Counsel, Torys, Barristers &
Solicitors. Director of Inmet Mining
Corporation and Goldlist Properties Inc.
------------------------------------------------------------------------------------------------------------------------
Renato (Ron) Zambonini (53)                                    1994                257,072                   N/A

President and Chief Executive Officer since
September 1995.
------------------------------------------------------------------------------------------------------------------------

*    Member of the Corporate Governance Committee.
+    Member of the Audit Committee.
++   Member of the Human Resources & Compensation Committee.
(s) Candy M. Obourn and John E. Caldwell were appointed directors on December 21, 1999 and March 14, 2000, respectively, pursuant to the powers granted to the Board in the Articles of the Corporation.


Statement of Corporate Governance Practices

The Toronto Stock Exchange ("TSE") requires that the Corporation disclose its approach to corporate governance and relate the corporate governance practices of the Corporation to specific guidelines. These guidelines, together with a brief description of the alignment of the Corporation's practices with them, are set out in Annex A to this Proxy Statement. The Corporation is satisfied that it complies with the recommended guidelines.


Board Meetings and Composition

The Board has five regularly scheduled meetings each year - following the end of each fiscal quarter and a strategic planning session. Additional meetings may be convened by the Board as required. The Board met nine times during the recently completed fiscal year. Each director attended more than 75% of the total number of meetings of the Board in that period.

All nominees for director, except Mr. Zambonini, are unrelated and outside directors. The Corporation does not have a significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the Board of Directors.


Board Committees

The Board has established three standing committees: the Corporate Governance Committee, the Audit Committee, and the Human Resources & Compensation Committee. The Board has adopted written mandates for each committee.

Corporate Governance Committee

The Corporate Governance Committee is responsible for making recommendations to the Board with respect to: (a) all matters relating to the stewardship role of the Board in respect of the management of the Corporation, (b) Board size, composition, and orientation, (c) Board compensation, and (d) procedures necessary to allow the Board to function independently of management. This committee is also responsible for reporting to the Board with respect to appropriate candidates for nomination to the Board, and for evaluating the performance of the Board. Although this committee did not meet during the recently completed fiscal year, the matters for which it is responsible were undertaken by the Board as a whole. This committee is currently composed of the following directors: Mr. Tory (Chairman) and Mr. Cameron. Each of them is an unrelated director.

Audit Committee

The Audit Committee is responsible for supervising the audit of the Corporation's financial records as well as establishing policies and procedures concerning the Corporation's financial reporting, internal accounting, financial controls, management information, and risk management. The committee is responsible for reviewing quarterly financial statements and the annual financial statements prior to their approval by the full Board and therefore meets not less frequently than each fiscal quarter in conjunction with each quarterly Board meeting. The committee meets with the auditors of the Corporation on a regular basis without any members of management present. The Audit Committee met four times during the most recently completed fiscal year. This committee is currently composed of the following directors: Mr. Cameron (Chairman), Mr. Caldwell, Ms. Obourn and Mr. Tory. Each of them is an unrelated director.

The U.S. Securities and Exchange Commission has recently adopted new rules regarding the composition and operation of the Audit Committee. These rules are designed to improve the qualifications of audit committee members and the quality of financial information being given to the investing public. The rules are set out in Annex B to this Proxy Statement, together with a brief description of the alignment of the Corporation's practices with the rules. The Corporation has reviewed the requirements under the new rules and is satisfied that it is in compliance with their requirements.

Human Resources & Compensation Committee

The Human Resources & Compensation Committee reviews and recommends to the Board the compensation for the Chief Executive Officer. It also reviews and approves the compensation for other executive officers based, in part, on the recommendations of the Chief Executive Officer. In addition, the committee reviews and approves significant personnel policies of the Corporation, including incentive programs, compensation, benefits, and overall compensation policies. The committee met once during the most recently completed fiscal year. This committee is currently composed of unrelated directors, namely: Mr. Korthals (Chairman), Mr. Ducros and Mr. Erwin.


Compensation of Directors

During fiscal 2000 the Board researched the compensation practices of a broad range of comparable companies in both Canada and the United States and determined that the compensation regime for directors should be changed to better reflect industry practices. Effective June 22, 1999, the annual retainer payable to a non-employee director has been C$15,000 and an additional annual retainer of C$2,500 for each non-employee director who chairs a committee of the Board. The additional annual compensation payable to the Chairman is C$50,000. In addition, each non-employee director receives meeting fees of C$1,250 for attendance at each Board and Committee meeting (including telephone meetings) of which the director is a member. Directors are compensated for duties outside those normally undertaken by directors at the rate of C$2,000 per day. Employees of the Corporation serving on the Board do not receive directors' compensation.

A deferred share plan for non-employee directors ("DSP") was adopted by the Board on April 6, 1999. Under the DSP, non-employee directors may receive all or part of their annual retainer fee in cash, options or deferred share units. A deferred share unit ("DSU") is a unit, equivalent in value to a common share of the Corporation, credited by means of a bookkeeping entry in the books of the Corporation to an account in the name of the non-employee director and payable only at the end of his or her mandate on the Board in cash or by way of common shares purchased on the open market, based on the market value of the common shares at that time. DSUs represent the variable (at risk) component of the directors' compensation. Additional compensation consisting of deferred share units or an option award under the DSP may be awarded to non-employee directors as the Board deems appropriate.

The total cash compensation paid to non-employee directors in fiscal 2000 for duties performed during the fiscal year was $95,385. The table at page 4 sets out the number of DSUs held by each nominee for director. No amounts were paid for duties outside those normally undertaken by directors.

Non-executive directors hold stock options that are currently exercisable or exercisable within 60 days from the Record Date ("Exercisable Optioned Shares") as indicated in the notes to the table appearing in "SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS". The following table sets out, for each of the non-executive directors, the grant date and exercise price for those Exercisable Optioned Shares. Unless otherwise noted, all option grants vest immediately on the date of grant, continue as long as the grantee is a director and expire on the eighth anniversary of the date of grant.

--------------------------------------------------------------------------------------------------------------------------------
Grant Date /    April 15,   April 23,    October 8,   April 14,   Sept. 28,    June 25,      Dec. 21,    March 14,
Exercise        1996 /      1997 /       1997 /       1998 /      1998 /       1999 /        1999 /      2000 /
Price/(1)/      $ 9.43      $ 11.35      $ 12.14      $ 14.09     $  8.33      $ 10.75       $ 20.18     $ 33.80      Total
--------------------------------------------------------------------------------------------------------------------------------
J. Caldwell                                                                                               20,000        20,000
D. Cameron       9,000/(2)/                3,000        3,000                    4,000                                  19,000
P. Ducros        9,000/(2)/                3,000        3,000                    4,000                                  19,000
D. Erwin                                                           20,000        4,000                                  24,000
R. Korthals                  15,000/(3)/   3,000        3,000                    4,000                                  25,000
C. Obourn                                                                                     20,000                    20,000
J. Tory          9,000/(2)/                3,000        3,000                    4,000                                  19,000
--------------------------------------------------------------------------------------------------------------------------------
TOTAL           27,000       15,000       12,000       12,000      20,000       20,000        20,000      20,000       146,000
--------------------------------------------------------------------------------------------------------------------------------

(1) Options are granted in Canadian dollars. Exercise price shown in U.S. dollars is quoted using the historical rate of exchange as at the date of grant.
(2) Options expire on the seventh anniversary of the date of grant.
(3) Options vest in equal installments on each of the four successive anniversaries of the date of grant.

All stock options referred to above were awarded under the Stock Option Plans described under "Human Resources & Compensation Committee Report on Executive Compensation - Long-Term Incentives".


Decisions Requiring Board Approval

In addition to those matters which must by law be approved by the Board, management is also required to seek Board approval for any disposition, commitment, venture, or significant expenditure in either monetary or business terms. Changes in senior management are reviewed by the Human Resources & Compensation Committee, and then referred to the Board.

Expectations of Management

The Board expects management of the Corporation to effectively manage its business in accordance with the strategic and policy directions approved by the Board. Management is expected to fully inform the Board of its performance in relation to those plans and any events that may affect those plans, and propose to the Board remedial or alternate actions. The Corporate Governance Committee will continue to review the corporate governance practices of the Board and recommend to the Board any changes that it deems necessary.


Shareholder Feedback

Inquiries from shareholders are responded to by the Vice President, Corporate Relations, the Secretary or another appropriate officer of the Corporation. The Corporation maintains regular communications with the financial and investment community through industry analyst briefings by the Chief Executive Officer and the Chief Financial Officer on at least a quarterly basis.


Directors' and Officers' Indemnification

The Corporation indemnifies each director and officer of the Corporation against liability resulting from any civil, criminal or administrative action or proceeding to which that person is made a party by reason of being, or having been, a director or officer of the Corporation (including an action by or on behalf of the Corporation), as long as that person (a) acted honestly and in good faith with a view to the best interests of the Corporation, and (b) had reasonable grounds for believing that his or her conduct was lawful in any criminal or administrative proceeding that is enforced by a monetary penalty.

During the year ended February 29, 2000, the Corporation carried directors' and officers' liability insurance coverage with an aggregate policy limit of $13.8 million (C$20 million) with a $5.2 million (C$7.5 million) deductible. The annual premium for this coverage, amounting to $44,754 (C$65,908), was paid by the Corporation.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

The following table sets out information, as at May 5, 2000, with respect to (a) all shareholders known by the Corporation to be beneficial owners of more than 5% of its outstanding shares, and (b) share ownership, including the right to acquire shares by exercise of stock options on or before July 4, 2000, by each nominee for director, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group.


---------------------------------------------------------------------------------------------------
Name                                               Shares Beneficially Owned      Percentage/(1)/
---------------------------------------------------------------------------------------------------
Michael U. Potter /(2)/                                   11,668,468                   13.2%
  Sixty-Two John Street,
  Ottawa, Ontario, Canada, K1M 1M3

Private Capital Management, Inc.                           9,280,196                   10.5%
  3003 Tamiami Trail North,
  Naples, FLA, U.S.A. 34103

Wellington Management Company, LLC /(3)/                   6,687,574                    7.6%
  75 State Street,
  Boston, MA, U.S.A. 02109

John E. Caldwell /(4)/                                        20,800                     *

Douglas C. Cameron /(5)/                                      31,000                     *

Pierre Y. Ducros /(6)/                                        39,000                     *

Douglas J. Erwin /(7)/                                        24,000                     *

Robert W. Korthals /(8)/                                      27,000                     *

Candy M. Obourn /(9)/                                         20,000                     *

James M. Tory /(10)/                                         108,000                     *

Renato Zambonini /(11)/                                      414,572                     *

Terry Hall /(12)/                                            235,570                     *

Robert A. Engels /(13)/                                       32,552                     *

Alan Rottenberg /(14)/                                       157,062                     *

Donnie M. Moore /(15)/                                       106,984                     *

Directors and Executive Officers as a group                1,576,989                    1.8%
(15 persons) (1) /(16)/
---------------------------------------------------------------------------------------------------

* Indicates less than 1%

(1) Percentage ownership is calculated using as the denominator total shares outstanding as of the Record Date plus the number of shares which the person, entity, or group indicated has a right to purchase pursuant to options currently exercisable or exercisable within 60 days, or on or before July 4, 2000. Reference to shares that the persons named below have the right to acquire through options includes options currently exercisable or exercisable on or before July 4, 2000.

(2) Mr. Potter beneficially owns or controls 11,659,468 shares and has the right to acquire 9,000 shares through options.
(3) Wellington Management Company, LLC is an investment advisor holding the shares on behalf of investment advisory clients and disclaims any pecuniary interest in such shares.
(4)  Mr. Caldwell has the right to acquire 20,000 shares through options.
(5)  Mr. Cameron has the right to acquire 19,000 shares through options.
(6)  Mr. Ducros has the right to acquire 19,000 shares through options.
(7)  Mr. Erwin has the right to acquire 24,000 shares through options.
(8)  Mr. Korthals has the right to acquire 25,000 shares through options.
(9)  Ms. Obourn has the right to acquire 20,000 shares through options.
(10) Mr. Tory has the right to acquire 19,000 shares through options.
(11) Mr. Zambonini has the right to acquire 157,500 shares through options.
(12) Mr. Hall has the right to acquire nil shares through options.
(13) Mr. Engels has the right to acquire 32,496 shares through options.
(14) Mr. Rottenberg has the right to acquire 138,328 shares through options.
(15) Mr. Moore has the right to acquire 93,000 shares through options.
(16) The group is comprised of the individuals named in the Summary Compensation Table on page 11, the remaining executive officers of the Corporation, and those persons who were directors of the Corporation on the Record Date. The amount shown includes 843,441 shares which the directors and executive officers as a group have the right to acquire by exercise of stock options granted under the Corporation's stock option plans through July 4, 2000.

Statements contained in the table as to securities beneficially owned or controlled by directors, officers, and 5% beneficial owners are, in each instance, based upon information obtained from such directors, officers, and beneficial owners.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets out the compensation received for each of the last three fiscal years for Mr. Zambonini, the Chief Executive Officer of the Corporation, and those persons who were, at February 29, 2000, the other four most highly compensated executive officers of the Corporation.

Summary Compensation Table
(All dollar amounts are in U.S. dollars)

-------------------------------------------------------------------------------------------------------------------
                                                                                Long-term
                                                                               Compensation
                                            Annual Compensation                 Awards /(3)/
-------------------------------------------------------------------------------------------------------------------
                                                                  Other          Securities
Name and Principal        Fiscal                                  Annual         Underlying         All Other
Position                   Year    Salary /(1)/  Bonus /(2)/   Compensation   Options/SARs (#)   Compensation /(4)/
-------------------------------------------------------------------------------------------------------------------
Renato Zambonini /(5)/     2000     $254,585       $375,938            ---           150,000          $ 4,583
President and Chief        1999     $230,049       $391,083            ---                 0              ---
 Executive Officer         1998     $228,775       $200,902            ---                 0              ---

Terry Hall                 2000     $281,250       $518,036            ---           200,000          $ 1,708
Senior Vice President,     1999     $235,000       $440,740            ---                 0          $   531
 Operations and Chief      1998     $220,000       $287,194            ---                 0          $ 2,791
 Operating Officer

Robert A. Engels /(6)/     2000     $244,826       $199,907            ---            30,000          $ 8,737
Senior Vice President,     1999     $233,773       $202,750            ---                 0          $11,118
 European Operations       1998     $208,822       $ 95,719            ---                 0          $11,013

Alan Rottenberg /(5)/      2000     $159,540       $156,078            ---           100,000          $ 3,708
Senior Vice President,     1999     $146,698       $204,044            ---                 0          $ 3,684
 e-Business Intelligence   1998     $142,539       $103,127            ---            40,000          $ 3,782
 Applications Unit

Donnie M. Moore /(5)(7)/   2000     $152,751       $157,721            ---           100,000          $ 3,793
Senior Vice President,     1999     $150,032       $170,036            ---                 0          $ 3,684
 Finance & Administration  1998     $151,804       $ 83,095        $32,580                 0          $ 3,849
 and Chief Financial
 Officer
-------------------------------------------------------------------------------------------------------------------

(1) Salary is base salary earned for the current year.

(2) Bonuses for each year include amounts earned for that year, even if paid in the subsequent year, and exclude bonuses paid during that year but earned for a prior year.

(3) As of the Record Date, the Corporation has not granted any restricted shares, or stock appreciation rights ("SARs"), as compensation.

(4) The amounts in this column pertain to the Corporation's annual contribution to each individual's savings plan. The Corporation contributes to a Retirement Savings Plan on behalf of Messrs. Zambonini, Rottenberg and Moore. Cognos Limited (U.K.) contributes to the Cognos Limited Executive Retirement Scheme for Mr. Engels, and Cognos Corporation (U.S.A.) contributes to a 401(k) savings plan for Mr. Hall.

(5) These individuals are employed in Canada and paid in Canadian dollars. The amounts shown in the above table are expressed in U.S. dollars using the following weighted annual exchange rate for the Corporation's fiscal years ending on the last day of February:

              2000 -- C$1.00     =    US$0.6789
              1999 -- C$1.00     =    US$0.6668
              1998 -- C$1.00     =    US$0.7128

(6) Mr. Engels is employed in Europe and paid in pounds sterling. The amounts shown in the above table are expressed in U.S. dollars using the following weighted annual exchange rate for the Corporation's fiscal years ending on the last day of February:

         2000 -- UK(Pounds)1.00     =     US$1.6107
         1999 -- UK(Pounds)1.00     =     US$1.6527
         1998 -- UK(Pounds)1.00     =     US$1.6443

(7) In fiscal 2000 and fiscal 1999 the entire bonus amount was contributed on behalf of Mr. Moore to a retirement arrangement; for fiscal 1998 the bonus amount includes $61,144 which was contributed to a retirement arrangement. The fiscal 1998 amount of $32,580 represents a non-recurring payment for settlement of expatriate tax differences with Canada Customs and Revenue Agency (formerly Revenue Canada) for tax years 1990-1993.


Option/SAR Grants in Last Fiscal Year

The following table provides information with respect to stock option grants by the Corporation to the named executive officers for the fiscal year ended February 29, 2000.

-----------------------------------------------------------------------------------------------------------------------
                                         Individual Grants
                  --------------------------------------------------------------
                                                                                      Potential Realizable Value at
                     Number of        % of Total                                         Assumed Annual Rates of
                     Securities         Options                                       Stock Price Appreciation for
                     Underlying       Granted to      Exercise     Expiration              Option Term /(3)/
                      Options        Employees in    Price per        Date      ---------------------------------------
Name                 Granted /(1)/    Fiscal Year    Share/(2)/    (mm/dd/yy)              5%           10%
-----------------------------------------------------------------------------------------------------------------------
Renato Zambonini      150,000            5.4%          $10.82       4/12/2007          $774,584      $1,855,247
-----------------------------------------------------------------------------------------------------------------------
Terry Hall /(4)/      100,000            3.6%          $10.82       4/12/2007          $516,389      $1,236,831
                      100,000            3.6%          $17.43      11/13/2007          $832,133      $1,993,087
-----------------------------------------------------------------------------------------------------------------------
Robert A. Engels       30,000            1.1%          $10.82       4/12/2007          $154,917      $  371,049
-----------------------------------------------------------------------------------------------------------------------
Alan Rottenberg       100,000            3.6%          $10.82       4/12/2007          $516,389      $1,236,831
-----------------------------------------------------------------------------------------------------------------------
Donnie M. Moore       100,000            3.6%          $10.82       4/12/2007          $516,389      $1,236,831
-----------------------------------------------------------------------------------------------------------------------

(1) Option awards are typically made following the release of the Corporation's year-end results. During the course of the year other awards may be granted in special circumstances. In all cases, option awards are approved by the Human Resources & Compensation Committee, the administrator of the Corporation's Stock Option Plans.

(2) Exercise Price is equivalent to the market value, on The Toronto Stock Exchange, of securities underlying options on the day preceding the date of grant.

(3) These amounts represent the gain that may be realized upon exercise of the options immediately prior to the expiration of their term (net of the option exercise price but before taxes associated with the exercise) assuming the specified compound rates of appreciation (5% and 10%) of the Corporation's shares over the term of the options. These amounts are calculated based on rules promulgated by the United States Securities and Exchange Commission and do not reflect the Corporation's estimate of future stock price increases. Actual gains, if any, on any stock option exercises and resultant shareholdings are dependent on the timing of each exercise and the future share performance. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(4) All named executive officers are participants in the executive option award described in "Human Resources & Compensation Committee Report on Executive Compensation - Long-Term Incentives". The circumstances giving rise to the second award granted to Mr. Hall are described within this section.


Aggregated Option Exercises and Fiscal Year-End Option Values
(All dollar amounts are in U.S. dollars)

The following table provides information on stock option exercises in the fiscal year ended February 29, 2000, by the named executive officers and the number and value of such officers' outstanding options as at February 29, 2000. Dollar values indicated represent the net of market value less exercise price.

----------------------------------------------------------------------------------------------------------------
                                                      Number of Securities       Value of Unexercised In-
                                                     Underlying Unexercised        The-Money Options at
                        Shares       Aggregate     Options at Fiscal Year-End        Fiscal Year End
                     Acquired on       Value     ---------------------------------------------------------------
Name                 Exercise (#)     Realized     Exercisable   Unexercisable     Exercisable    Unexercisable
----------------------------------------------------------------------------------------------------------------
Renato Zambonini       300,000      $6,013,479            0         390,000                -        $9,132,550

Terry Hall              99,996      $  953,676            0         400,004                -        $8,641,229

Robert A. Engels        45,004      $  688,182       24,998         130,002         $650,073        $3,072,088

Donnie M. Moore        116,000      $2,003,724        3,000         300,000         $ 78,015        $7,046,466

Alan Rottenberg        113,328      $1,986,089            0         326,672                -        $7,634,037
----------------------------------------------------------------------------------------------------------------

Employment Agreements

The employment agreements of each of Messrs. Zambonini, Hall and Moore provide, among other things, that if their employment is terminated without cause, the Corporation will pay severance in an amount equal to one year's salary at the time of termination. If either of Mr. Zambonini or Mr. Hall is subsequently employed by another party for any portion of the year following termination, the severance payment will be reduced on a pro-rata basis for that portion.

The employment agreements of each of Messrs. Zambonini, Hall and Moore have been amended in the manner described in the discussion of the Senior Executive Option Award in "Human Resources & Compensation Committee Report on Executive Compensation - Long-Term Incentives."

Human Resources & Compensation Committee Report on Executive Compensation

Mandate of the Human Resources & Compensation Committee

The mandate of the Human Resources & Compensation Committee ("Committee") is set out in "Corporate Governance - Board Committees". Among other matters, it is responsible for reviewing and approving the compensation for the Chief Executive Officer and the other executive officers of the Corporation. The Corporation's compensation program for executive officers comprises cash compensation and long-term incentive compensation in the form of stock options. In fiscal 2000, a policy of stock ownership for executives of the Corporation was adopted.

Cash Compensation

Each senior officer is assigned a target cash compensation amount at the beginning of each fiscal year. This amount is based on salary surveys of both similarly-sized software companies and larger software companies, some of which are represented in the Performance Graph on page 17, as well as on job responsibilities and performance. Target cash compensation is allocated between two components: a fixed base salary and a variable bonus target. At the election of the executive officer, the Corporation may contribute to a retirement arrangement in accordance with guidelines established by Canada Customs and Revenue Agency (formerly Revenue Canada).

Base salary is based on the criteria set out above, that is, on market surveys, job responsibilities and performance.

The bonus target varies with each officer's particular role, responsibilities and objectives. For each officer, the bonus earned is based primarily on corporate performance, including such measures as revenue growth and return on equity. The balance of the bonus target is apportioned among established objectives that relate to specific business or administrative unit performance. Some of these objectives are solely quantitative while others require subjective judgments to be made regarding performance. At year end, performance is evaluated against these established objectives.

Actual bonus payments are determined primarily by way of a fixed formula based on a combination of the Corporation's revenue growth and return on equity during the fiscal year. This formula is established by the Committee at the commencement of the fiscal year ("Performance Formula"). Other payments are determined by multiplying a particular component of the bonus target by a percentage figure that either measures the attainment of specific quantifiable goals or that results from a subjective assessment of performance against the objective underlying that component. Accordingly, in a given year, an officer may achieve more or less than the established target cash compensation amount depending on corporate and personal performance against these objectives. For the year ended February 29, 2000, individual bonus amounts earned ranged from 152% to 363% of the bonus target primarily as a result of the effect of the Performance Formula and other bonus performance criteria. The range of total cash compensation earned by all named executive officers was from 118% to 189% of their respective individual target cash compensation amounts.

Long-Term Incentives

Long-term incentives are provided through stock options awarded under the 1997-2002 Stock Option Plan ("1997 Option Plan"), which was adopted by the Board on April 9, 1997 and approved by shareholders on June 25, 1997. Directors, officers, employees and consultants of the Corporation are eligible to participate in the 1997 Option Plan. Through the award of stock options, the Corporation seeks to attract, reward and retain employees by providing them with a means of sharing in the financial success created by their combined efforts. In particular, the award of stock options to executive officers seeks to provide them with an incentive to enhance shareholder value. Options are granted on the basis of an individual's level of responsibility and potential to contribute to the Corporation's future success.

Options to employees are awarded at the discretion of management and typically vest equally on each of the successive four anniversaries of the date of grant and expire on the eighth anniversary of the date of grant. All options are priced at the market price of the Corporation's shares on The Toronto Stock Exchange on the trading day preceding the date of grant.

On April 15, 1996, the Committee awarded certain key officers of the Corporation and its subsidiaries, including all of its executive officers, options under the predecessor of the 1997 Option Plan, the 1993-1998 Stock Option Plan ("1993 Option Plan"), subject to terms that the Committee viewed as further aligning key officers' interests with those of shareholders and encouraging the enhancement of shareholder value ("Senior Executive Option Award"). These options vest equally on the third, fourth, and fifth anniversaries of the date of grant and expire on the eighth anniversary of that date. At the time of the granting of the Senior Executive Option Award, its terms provided that the net proceeds (after tax) of any exercise of these options occurring on or before the seventh anniversary of the date of grant would be used to purchase common shares of the Corporation in the name of the executive at prevailing market prices. The shares purchased would be held in trust by the Corporation and released to the executive in equal portions on the first and second anniversaries of purchase ("Trust Shares"). This Trust Shares procedure was reviewed by the Committee during the recent fiscal year and it concluded that it was unduly complex. On May 19, 1999 this requirement was ended and replaced by share ownership guidelines for executives (described below) which in the view of the Committee achieved the same end.

Absent special circumstances, participants in the Senior Executive Option Award were not eligible to receive additional annual option awards until March 1, 1999. However, on April 23, 1997, Mr. Rottenberg was awarded an option to acquire 40,000 shares under the 1993 Option Plan upon his appointment as Senior Vice President, Marketing and Business Strategy. The importance of his appointment to the implementation of the Corporation's strategic initiatives to focus and upgrade the Corporation's marketing and business development activities were deemed by the Committee to be special circumstances justifying the award. The option vests equally on the second, third, and fourth anniversaries of the date of grant and expires on the seventh anniversary of that date.

Mr. Robert Minns, Senior Vice President, New Products, became an executive officer during the fiscal year ended February 28, 1998, and did not participate in the Senior Executive Option Award. On April 14, 1998, Mr. Minns was awarded an option to acquire 30,000 shares under the 1997 Option Plan. The option vests equally on the second, third, and fourth anniversaries of the date of grant and expires on the eighth anniversary of that date.

On April 12, 1999, the Committee awarded option grants to certain key employees of the Corporation and its subsidiaries, including all of the named executive officers as set out in "Option/SAR Grants in Last Fiscal Year". In recognition of his appointment as Senior Vice President, Operations and Chief Operating Officer, Mr. Hall was awarded an option to acquire an additional 100,000 shares under the 1997 Option Plan on November 13, 1999. The Committee based this award on Mr. Hall's importance in implementing the Corporation's aggressive growth strategy. The option vests equally on the second, third and fourth anniversaries of the date of grant and expires on the eighth anniversary of that date.

As of the Record Date, options to purchase 6,711,559 shares under the 1997 Option Plan, and predecessor plans, were outstanding at a weighted average exercise price of $11.39.

Share Ownership

To promote better alignment of management and shareholder interests, in May 1999 the Corporation adopted share ownership guidelines for the Chief Executive Officer, Senior Vice Presidents and Vice

Presidents of the Corporation ("Executives"). Executives are expected to accumulate and hold shares having a market value at least equal to a multiple of their annual base salary. That multiple increases with the level of responsibility of the executive. Executives have three years from the time they become subject to the guidelines to achieve the designated level of stock ownership. Compliance with the guidelines, while voluntary, is strongly recommended. Failure to comply could result in the reduction or suspension from participation in the Corporation's incentive programs.

Chief Executive Officer Compensation

The Chief Executive Officer's ("CEO") compensation is reviewed and recommended to the Board by the Committee. Mr. Zambonini's base salary was set at $254,585 (C$375,000), representing a 9% increase over his Canadian dollar base salary in the previous fiscal year. His bonus target was also increased by 9% over his Canadian dollar bonus target in the previous fiscal year, to $127,293 (C$187,500). His bonus payment is determined by using the Performance Formula referred to in "Human Resources & Compensation Committee Report on Executive Compensation - Long Term Incentives", above, and resulted in a bonus of $308,048 (C$453,750) (242% of bonus target) for the fiscal year ended February 29, 2000. An additional one-time bonus payment of $67,890 (C$100,000) was made to Mr. Zambonini in recognition of outstanding achievement during fiscal 2000.

This report has been provided by the Human Resources & Compensation Committee of the Board of Directors.


                                               Robert W. Korthals (Chairman)
                                               Pierre Y. Ducros
                                               Douglas J. Erwin

Human Resources & Compensation Committee Interlock and Insider Participation

Messrs. Korthals, Ducros and Erwin comprised the Human Resources & Compensation Committee on February 29, 2000. Mr. Korthals was appointed a member and Chairman of the Committee in June 1997. Mr. Ducros was appointed to the Committee in September 1996. Mr. Erwin was appointed a member of the Committee on September 28, 1998. None of the members of the Human Resources & Compensation Committee is an officer, employee or former officer or employee of the Corporation or any of its affiliates or is eligible to participate in the Corporation's executive compensation program.

Performance Graph


                              GRAPH APPEARS HERE


(1)   Dollar amounts are in U.S. dollars.

(2) The stock price performance graph is not necessarily indicative of future performance. Information used on the graph was obtained from The Nasdaq Stock Market, Inc., a source believed to be reliable, but the Corporation is not responsible for any errors or omissions in such information.

The above graph compares the five-year cumulative total return on the Corporation's shares with the comparable cumulative return of a broad equity index and an industry index. The indexes used are the Center for Research in Securities Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. and Foreign Companies), and the Nasdaq Computer & Data Processing Services Stocks Index.

The graph assumes $100 invested on February 28, 1995 in the Corporation's shares and each of the Nasdaq indexes.

APPOINTMENT OF AUDITORS

A resolution will be presented at the Meeting to appoint Ernst & Young LLP as auditors of the Corporation for the fiscal year ending February 28, 2001 and authorize directors to fix their remuneration. Ernst & Young LLP have been auditors of the Corporation since January 1984. The Board recommends a vote in favor of this resolution.

Arrangements have been made for one or more representatives of Ernst & Young LLP to attend the Meeting. These representatives will be accorded the opportunity to address the Meeting and can be expected to respond to appropriate questions.

OTHER MATTERS

The management of the Corporation knows of no amendment or variation of the matters referred to in the Notice of Annual Meeting and of no other business to be brought before the Meeting. However, if any amendment, variation or other business is properly brought before the Meeting, the Proxy Form confers discretionary authority on the persons appointed proxy to vote on any amendment or variation of the matters referred to in the Notice of Annual Meeting or any other business in accordance with their best judgment.


EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Corporation. In addition to soliciting shareholders by mail through its regular employees, the Corporation may request banks and brokers to solicit their customers who have shares of the Corporation registered in the names of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some shareholders in person or by mail, telephone or fax following original solicitation.


APPROVAL BY BOARD OF DIRECTORS

The contents and the sending of this Proxy Statement have been approved by the Board of Directors of the Corporation.


DATED at Ottawa this 25th day of May, 2000.

                                         /s/ James M. Tory

                                         James M. Tory
                                         Chairman of the Board

                                    ANNEX A

Alignment with TSE Corporate Governance Guidelines

---------------------------------------------------------------------------------------------------------------------------------
       TSE Corporate Governance Guideline              Alignment                       Comment
                                                       Status
---------------------------------------------------------------------------------------------------------------------------------
1.     Board should explicitly assume
       responsibility for stewardship of the
       corporation, and assume responsibility for:
---------------------------------------------------------------------------------------------------------------------------------
       (a) adoption of a strategic planning process;   Yes             The Board meets with management annually to
                                                                       specifically discuss strategic planning, product
                                                                       and business plans and risks and opportunities.
                                                                       Updates are presented at Board meetings.
---------------------------------------------------------------------------------------------------------------------------------
       (b) identification of principal risks and       Yes             Principal business risks are assessed by the Board at
       implementing appropriate risk management                        the annual strategic planning session and updated
       systems;                                                        regularly by senior management on compliance
                                                                       with various legal and financial requirements and
                                                                       management's assessment of those risks. The Audit
                                                                       committee assists the Board with the review of the risk
                                                                       management program.
---------------------------------------------------------------------------------------------------------------------------------
       (c) succession planning, including              Yes             This responsibility is assigned to the Human
       appointing, training and monitoring of senior                   Resources & Compensation Committee.
       management;
---------------------------------------------------------------------------------------------------------------------------------
       (d) communications policy; and                  Yes             Communications with the Corporation's stakeholders
                                                                       is done by various means, including news releases,
                                                                       the general media, the corporate internet site
                                                                       (www.cognos.com), mailings and regular staff
                                                                       ----------------
                                                                       meetings. Quarterly and annual earnings releases
                                                                       are approved by the Audit Committee and Board.
                                                                       Other media releases and communications are
                                                                       coordinated by the Public Relations department and
                                                                       the Corporate Human Resources Department.
---------------------------------------------------------------------------------------------------------------------------------
       (e) integrity of internal control and           Yes             The Audit Committee establishes and regularly
       management information systems.                                 monitors policies regarding internal controls and
                                                                       management information systems.
---------------------------------------------------------------------------------------------------------------------------------
2.     Majority of directors should be                 Yes             The current Board consists of eight directors,
       "unrelated"./(1)/                                               seven of whom are unrelated.
---------------------------------------------------------------------------------------------------------------------------------
3.     Disclose for each director whether he or she    Yes             The table at page 4 sets out the principal occupation
       is related and how that conclusion was                          or employment of each proposed director. In making
       reached.                                                        the determination as to whether a proposed director
                                                                       is related, the factual circumstances of each proposed
                                                                       director are considered in the context of many factors,
                                                                       including the nature of any interest, business or other
                                                                       relationship which that proposed directors has, which
                                                                       could or could be reasonably be perceived to materially
                                                                       interfere with the ability to act with a view to the
                                                                       best interests of the Corporation./(2)/
---------------------------------------------------------------------------------------------------------------------------------
4.     Committee composed of unrelated (i.e. non-       Yes            This responsibility is assigned to the Corporate
       management) directors responsible for                           Governance Committee. It is composed of unrelated
       nominations and assessment of directors.                        directors.
---------------------------------------------------------------------------------------------------------------------------------
5.     Implement a process to assess effectiveness     Yes             It is the Chairman's responsibility to assess the
       of board, committees and directors.                             effectiveness of the individual Board members and
                                                                       take such remedial action as is necessary.
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
6.     Provide orientation and education programs      Yes             All new directors receive a complete orientation
       for new directors.                                              program, consisting of presentations and briefings
                                                                       by the Chairman and senior management on the
                                                                       business and operations of the Corporation.
---------------------------------------------------------------------------------------------------------------------------------
7.     Consider board size with view to improving      Yes             The Corporate Governance Committee makes
       effectiveness.                                                  recommendations with respect to board size. The
                                                                       current size of the Board is considered to be
                                                                       effective and its composition reflects diverse
                                                                       backgrounds and skills.
---------------------------------------------------------------------------------------------------------------------------------
8.     Review adequacy and form of director            Yes             Directors' compensation was reviewed during fiscal
       compensation relative to risks and                              2000 and brought into line with industry practices.
       responsibilities.                                               Only non-employee directors are compensated and may
                                                                       elect to receive all or a portion of their annual
                                                                       retainer fee in the form of deferred share units
                                                                       under a plan which took effect in June 1999.
---------------------------------------------------------------------------------------------------------------------------------
9.     Board committees should generally be            Yes             The Board committees are composed entirely of
       composed of outside directors, a majority of                    unrelated, outside directors.
       whom should be unrelated.
---------------------------------------------------------------------------------------------------------------------------------
10.    Appoint committee responsible for corporate     Yes             This responsibility is assigned to the Corporate
       governance issues.                                              Governance Committee.
---------------------------------------------------------------------------------------------------------------------------------
11.    Develop position descriptions to limit
       management's responsibilities:
---------------------------------------------------------------------------------------------------------------------------------
       (a) for board and Chief Executive Officer; and  Yes             Written mandates have been adopted for the Board,
                                                                       each of its committees, and for the Chief Executive
                                                                       Officer.
---------------------------------------------------------------------------------------------------------------------------------
       (b) approve corporate objectives for Chief      Yes             The Chief Executive Officer's objectives are
       Executive Officer.                                              established annually during the strategic planning
                                                                       session.
---------------------------------------------------------------------------------------------------------------------------------
12.    Establish procedures to enable board to         Yes             The positions of Chairman of the Board and Chief
       function independently of management.                           Executive Officer are held by different people. The
                                                                       mandate of the Corporate Governance Committee is
                                                                       structured to preserve this separation. The Board
                                                                       has the opportunity to meet without the presence of
                                                                       management at each Board meeting.
---------------------------------------------------------------------------------------------------------------------------------
13.    (a) Audit Committee should have a               Yes             The written mandate, including specific
       specifically defined mandate, including                         responsibilities, has been adopted.  See Audit
       oversight responsibility for management                         Committee on page 6.
       reporting on internal controls.
---------------------------------------------------------------------------------------------------------------------------------
       (b) All members should be outside directors.    Yes             All members are outside directors.
---------------------------------------------------------------------------------------------------------------------------------
       (c) Have direct communication with auditors.    Yes             The Audit Committee meets with the Corporation's
                                                                       auditors without members of management present as
                                                                       required, but not less than annually.
---------------------------------------------------------------------------------------------------------------------------------
14.    Implement systems to enable individual          Yes             The Board, and individual directors may engage
       directors to engage outside advisor at                          outside advisors at the expense of the Corporation
       corporation's expense.                                          in appropriate circumstances, in consultation with
                                                                       the Chairman.
---------------------------------------------------------------------------------------------------------------------------------

(1) Under the TSE guidelines, the term "unrelated director" means a director who is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation, other than interests arising from shareholding. An "outside director" is a director who is not an officer (other than Chairman of the Board) or employee of the Corporation or any of its affiliates.

(2) Mr. Cameron is an Investment Advisor with RBC Dominion Securities, a subsidiary of the Royal Bank of Canada, the Corporation's principal banker. From time to time, Mr. Cameron has acted on behalf of various executives and other employees of the Corporation in his capacity as an Investment Advisor. The Board has been apprised by Mr. Cameron of these relationships and is of the view that neither their nature nor the amounts involved are significant.

     While the law firm of Torys, of which Mr. Tory is Chair Emeritus and Counsel, provides legal services to the Corporation, neither the amount nor dollar value of these services is significant when compared to the overall amount or dollar value of legal services obtained by the Corporation. The Board does not consider that the amount paid to Mr. Tory in respect of additional duties carried out as Chairman of the Board (see Compensation of Directors) impairs his status as an unrelated director as that amount is payable in respect of his increased responsibilities in his function as Chairman of the Board.

                                    ANNEX B

Alignment with SEC audit committee rules

--------------------------------------------------------------------------------------------------------------------------
                 SEC Audit Committee Rule             Alignment                          Comment
                                                      Status
--------------------------------------------------------------------------------------------------------------------------
1.     (a)  Every audit committee have at least       Yes             There are currently four members on the Audit
       three members;                                                 Committee.
--------------------------------------------------------------------------------------------------------------------------
       (b)  all audit committee members must be       Yes             All are independent under the new independence
       independent;                                                   standards.
--------------------------------------------------------------------------------------------------------------------------
       (c)  committee members be financially          Yes             Each of them is a seasoned business person.
       literate.
--------------------------------------------------------------------------------------------------------------------------
2.     At least one committee member have prior       Yes             All committee members have relevant accounting or
       accounting or financial management                             financial management experience.
       experience.
--------------------------------------------------------------------------------------------------------------------------
3.     The board adopt a written audit committee      Yes             A written mandate has been adopted.
       charter that describes the committee's
       responsibilities.
--------------------------------------------------------------------------------------------------------------------------
4.     The proxy statement must include a report      N/A             This requirement will take effect with proxy
       from the audit committee.                                      statements relating to shareholder votes occurring
                                                                      after December 15, 2000. The Corporation intends to
                                                                      comply.
--------------------------------------------------------------------------------------------------------------------------
5.     Outside auditor review of quarterly            Yes             The Corporation's auditors have historically
       financial statements prior to filings.                         conducted reviews of the Corporation's quarterly
                                                                      financial statements. Reviews of quarterly
                                                                      financial statements prior to filings will commence
                                                                      with the quarter ending May 31, 2000.
--------------------------------------------------------------------------------------------------------------------------

                               [LOGO OF COGNOS]


                           B. FINANCIAL INFORMATION

                       IN ACCORDANCE WITH CANADIAN GAAP

                  FOR THE FISCAL YEAR ENDED FEBRUARY 29, 2000


The consolidated financial information as set out in the Corporation's 2000 Annual Report is in United States (U.S.) dollars and in accordance with U.S. generally accepted accounting principles (GAAP). In keeping with the requirements of Canadian legislation, the Corporation is also providing its shareholders with consolidated financial information in accordance with Canadian GAAP (in United States dollars).

The generally accepted accounting principles in Canada differ in some respects from those applicable in the U.S. The most significant difference in fiscal 2000 arises from the accounting for acquisitions (see Note 5 of the Notes to the Consolidated Financial Statements). All consolidated financial statements were affected by this difference.

                              COGNOS INCORPORATED

                      CANADIAN GAAP FINANCIAL INFORMATION


                               Table of Contents


The information appearing in this document consists of the following information for the fiscal year ended February 29, 2000:


                                                                       PAGE
                                                                     --------
Management's Discussion and Analysis of Financial Condition
   and Results of Operations....................................        26

Report of Management............................................        45

Auditors' Report................................................        46

Consolidated Financial Statements And Notes.....................        47

Five-Year Summary...............................................        69

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations
 (in United States dollars, unless otherwise indicated, and in accordance with
                                Canadian GAAP)


The following discussion should be read in conjunction with the audited consolidated financial statements and notes for the fiscal year ended February 29, 2000, beginning on page 45. The Corporation prepares and files its consolidated financial statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in United States (U.S.) dollars and in accordance with Generally Accepted Accounting Principles (GAAP) in Canada. The consolidated financial statements and MD&A in accordance with U.S. GAAP, in U.S. dollars, are also made available to all shareholders and filed with various regulatory authorities.

On April 6, 2000, subsequent to the year-end, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to shareholders of record at the close of business on April 20, 2000. Share and per-share amounts in this MD&A, and the audited consolidated financial statements and notes thereto, have been adjusted retroactively for this split.


Overview

The Corporation develops, markets, and supports complementary lines of software tools that are designed to satisfy business-critical needs for the extended enterprise within traditional and e-business markets. The Corporation's business intelligence products are designed to give individual users the ability to independently access, explore, analyze, and report corporate data. The Corporation's client/server application development tools are designed to increase the productivity of system analysts and developers. Cognos products are distributed both directly and through resellers worldwide.

Revenue is derived from the licensing of software and the provision of related services, which include product support and education, consulting, and other services. The Corporation generally licenses software and provides services subject to terms and conditions consistent with industry standards. Customers may elect to contract with the Corporation for product support, which includes product and documentation enhancements, as well as telephone support, by paying either an annual fee or fees based on usage of support services.

The Corporation operates internationally, with a substantial portion of its business conducted in foreign currencies. Accordingly, the Corporation's results are affected by year-over-year exchange rate fluctuations of the United States dollar relative to the Canadian dollar, to various European currencies, and to a lesser extent, other foreign currencies.

Results of Operations

Total revenue for the year ended February 29, 2000 (fiscal 2000) was $385.6 million, which was 28% more than the fiscal 1999 revenue of $301.1 million which, in turn, was 23% more than the fiscal 1998 revenue of $244.8 million. Net income for fiscal 2000 was $54.5 million and basic net income per share was $0.63, compared to fiscal 1999 net income of $58.1 million and basic net income per share of $0.66, and net income of $48.9 million and basic net income per share of $0.55 for fiscal 1998.

The Corporation experienced a decrease in net income as a percentage of revenue in fiscal 2000 as a result of increases in selling, general and administrative expenses and decreases in the level of investment tax credits from prior years. During fiscal 2000 the Corporation increased its investment in its sales channels to focus on revenue growth and expand global market coverage. The decrease in the level of investment tax credits (ITCs) was the result of the Corporation recognizing the benefits of previously unrecorded ITCs during fiscal 1999 and 1998.

The following table sets out, for each fiscal year indicated, the percentage that each income and expense item bears to revenue, and the percentage change in the dollar amount of each item as compared to the prior fiscal year.

                                                                                                      Percentage Change
                                                    Percentage of Revenue                                from Fiscal
                                         --------------------------------------------------   --------------------------------
                                                                                                 1999 to           1998 to
                                                2000             1999             1998            2000              1999
                                         --------------------------------------------------   --------------------------------
Revenue                                        100.0%           100.0%           100.0%           28.1%              23.0%
                                         --------------------------------------------------
Operating expenses
 Cost of product license                         1.3              1.9              1.5            (8.8)              49.9
 Cost of product support                         3.6              3.7              4.0            23.2               15.2
 Selling, general, and administrative           63.5             59.2             58.6            37.3               24.3
 Research and development                       13.9             14.0             13.7            26.7               26.1
 Investment tax credits                         (1.6)            (4.9)            (3.8)          (58.3)              57.8
                                         --------------------------------------------------
Total operating expenses                        80.7             73.9             74.0            39.8               22.9
                                         --------------------------------------------------
Operating income                                19.3             26.1             26.0            (5.2)              23.2
Interest expense                                (0.2)            (0.2)            (0.2)           36.2                9.6
Interest income                                  1.9              2.2              2.2            15.9               20.4
                                         --------------------------------------------------
Income before taxes                             21.0             28.1             28.0            (3.8)              23.1
Income tax provision                             6.9              8.8              8.0             1.4               34.0
                                         --------------------------------------------------
Net income                                      14.1%            19.3%            20.0%           (6.2)%             18.8%
                                         ==================================================

Revenue

The Corporation's total revenue (consisting of product license, product support, and services revenue) was $385.6 million in fiscal 2000, compared to $301.1 million in fiscal 1999 and $244.8 million in fiscal 1998. The Corporation operates internationally, with a substantial portion of its business conducted in foreign currencies. Accordingly, the Corporation's results are affected by year-over-year exchange rate fluctuations of the United States dollar relative to the Canadian dollar, to various European currencies, and to a lesser extent, other foreign currencies. The effect of foreign exchange rate fluctuations decreased the overall revenue growth by two percentage points in fiscal 2000 from fiscal 1999 and by one percentage point in fiscal 1999 from fiscal 1998.

The Corporation's growth in total revenue was derived primarily from the increase in revenue from the Corporation's business intelligence products, principally Web versions of PowerPlay(R), Impromptu(R) and to a lesser extent, the addition of revenue from Cognos Visualizer and DecisionStream(TM), which were released during fiscal 2000. The bundling of these products for facilitated and flexible deployment contributed to the growth of Web versions of the Corporation's business intelligence products. Total revenue for all business intelligence products was $328.0 million, $230.9 million, and $176.2 million in fiscal 2000, 1999, and 1998, respectively, which resulted in year-over-year increases of 42% and 31%, respectively. Total revenue from the Corporation's business intelligence products represented 85%, 77%, and 72% of total revenue in fiscal 2000, 1999, and 1998, respectively. As described in the following section on Product License Revenue, the Corporation believes that its business intelligence products address the current market need for distributing corporate information to the end user's desktop in an extended enterprise environment of corporate intranets, extranets and client/server networks.

Total revenue from the Corporation's application development tools, PowerHouse(R) and Axiant(R), was $57.6 million in fiscal 2000, compared to $70.2 million in fiscal 1999, and $68.6 million in fiscal 1998, which resulted in year-over-year changes of (18)% and 2%, respectively. While the Corporation experienced an increase in total revenue from these products during fiscal 1999, as described in the following section on Product License Revenue, the Corporation believes that, in the long term, revenues from these products will continue to decline.

The growth in total revenue from the three revenue categories in fiscal 2000 from fiscal 1999 was as follows: a 28% increase in product license revenue, a 27% increase in product support revenue, and a 30% increase in services revenue. This compares to an increase for the same categories for fiscal 1999 from fiscal 1998 as follows: 25%, 28%, and 9%, respectively.

The Corporation's operations are divided into three main geographic regions: (1) North America (includes Latin America), (2) Europe (consists of the U.K. and Continental Europe), and (3) Asia/Pacific (consists of Australia and countries in the Far East). In fiscal 2000, the percentage of total revenue from North America, Europe, and Asia/Pacific was 61%, 32%, and 7%, respectively, compared to 59%, 34%, and 7%, respectively, in fiscal 1999, and 60%, 33%, and 7%, respectively, in fiscal 1998. In fiscal 2000, total revenue from North America, Europe, and Asia/Pacific increased from fiscal 1999 by 32%, 20%, and 32%, respectively, compared to increases of 22%, 25%, and 23%, respectively, in fiscal 1999 from fiscal 1998. The increase in growth for fiscal 2000 compared to growth in fiscal 1999 in North America and Asia/Pacific is attributable to the increase in revenue from the business intelligence products. The decrease in growth for Europe was attributable to slower growth in the U.K. where the Corporation experienced a relatively larger decline in revenue from application development tools and relatively less growth in business intelligence products.

Product License Revenue

Total product license revenue was $203.3 million, $158.4 million, and $126.8 million in fiscal 2000, 1999, and 1998, respectively, and accounted for 53%, 53%, and 52% of the Corporation's revenue for the respective time periods.

The increase in all periods occurred predominantly as a result of the performance of the Corporation's business intelligence products. Product license revenue from these products was $186.6 million, $131.9 million, and $102.3 million in fiscal 2000, 1999, and 1998, respectively. The Corporation derived approximately 92% of its product license revenue in fiscal 2000 from these products, compared to 83% in fiscal 1999, and 81% in fiscal 1998.

The Corporation believes that its business intelligence products address the current market need for distributing corporate information to the end user's desktop in an extended enterprise environment of corporate intranets, extranets and client/server networks. The Corporation continues to address the emerging market for Web or intranet-based products with the release in the current fiscal year of PowerPlay 6.6, and the launch of the Cognos enterprise BI Platform and in fiscal 1999, the release of Impromptu Web Reports. While the Corporation believes that there is a market opportunity for Web-based decision support solutions, there can be no assurance of the rate or extent of growth of this market, or that the Corporation will be successful in continuing to develop products that will effectively address this market.

Product license revenue from the Corporation's application development tools, PowerHouse and Axiant, was $16.7 million, $26.5 million, and $24.5 million in fiscal 2000, 1999, and 1998, respectively. Over several of the past fiscal years, the Corporation has experienced a decline in product license revenue in this market which is consistent, in the Corporation's view, with the market trend away from proprietary systems and host-based computing toward industry-standard systems, corporate intranets, extranets, client/server technology, and packaged application products. The Corporation believes the increase during fiscal 1999 was partially the result of expanded use of PowerHouse applications or upgrades to customer computers, and testing of legacy systems to ensure Year 2000 compliance. The Corporation believes that the maximum revenue potential from the activity around Year 2000 compliance occurred during fiscal 1999 and expects that, in the long term, the trend of decreasing product license revenue from these products will continue.

The Corporation's sales and marketing strategy includes multi-tiered channels ranging from a direct sales force to various forms of third-party distributors, resellers, and original equipment manufacturers. In fiscal 2000, the Corporation increased product license revenue derived from third-party channels to $62.2 million from $49.2 million in fiscal 1999, and from $39.6 million in fiscal 1998. The majority of the increase in product license revenue derived from third parties in fiscal 2000 from fiscal 1999 was attributable to the activity in Asia/Pacific and Europe and to a lesser extent activity in North America. The increase in product license revenue derived from third parties in fiscal 1999 from fiscal 1998 was mainly attributable to an increase in activity in North America.

Total product license revenue from third-party channels represented 31% of total product license revenue in each of fiscal 2000, 1999 and 1998.

Within the Corporation's business intelligence market, product license revenue from third-party channels was $57.3 million in fiscal 2000, compared to $42.3 million in fiscal

1999, and $33.0 million in fiscal 1998. Product license revenue within this market, from third-party channels represented 31% of the Corporation's product license revenue in fiscal 2000, compared to 32% in fiscal 1999 and 1998.

The Corporation expects to continue to enhance its combined sales and marketing strategies to further develop the potential within the business intelligence products market. The Corporation expects to continue to utilize a multi-tiered channel strategy, as outlined above. With respect to the marketing strategy, the Corporation intends to continue to form alliances with system integrators, the larger accounting and consulting firms, packaged application providers, and various other strategic partners. In addition, the Corporation plans to continue to utilize marketing and promotional programs to generate awareness of extended enterprise business intelligence solutions and interest in the Corporation's products.

There can be no assurance that increases in total product license revenue will continue to occur, or occur to the same extent to which they have historically occurred.

Product Support Revenue

Product support revenue was $118.1 million, $93.3 million, and $72.8 million in fiscal 2000, 1999, and 1998, respectively. Product support revenue accounted for 31% of the Corporation's total revenue for fiscal 2000 and 1999 and 30% for fiscal 1998. The increase in the dollar amounts was the result of new support contracts from the expansion of the Corporation's customer base, as well as the renewal of existing support contracts. The rate of growth in product support revenue associated with the expansion of the Corporation's customer base exceeds the rate of non-renewals of support contracts.

Total product support revenue from the business intelligence products was $78.8 million, $52.0 million, and $31.9 million in fiscal 2000, 1999, and 1998, respectively and comprised 67%, 56%, and 44% of the total product support revenue in fiscal 2000, 1999, and 1998, respectively. In fiscal 2000, total product support revenue from the business intelligence products increased by 52% from fiscal 1999, and total product support revenue from the application development tools decreased by 5% over the same period. In fiscal 1999, total product support revenue from the business intelligence products increased by 63% from fiscal 1998, and total product support revenue from the application development tools increased by 1% over the same period. Consistent with the discussion in product license revenue, the Corporation believes that, despite the product support revenue growth from the application development tools in fiscal 1999, in the long term, the trend of decreasing revenue from these products will continue.

There can be no assurance that increases in total product support revenue will continue to occur, or occur to the same extent to which they have historically occurred.

Services Revenue

Revenue from education, consulting, and other services was $64.3 million, $49.4 million, and $45.2 million in fiscal 2000, 1999, and 1998, respectively. Services revenue accounted for 17%, 16%, and 18% of the Corporation's total revenue for the same time periods. During fiscal 2000 the Corporation began to offer a broader range of consulting and education services in line with the shift in the demand for Web-based products. As a result, during fiscal 2000 the Corporation experienced both an increase in growth of services revenue, and an increase in the percentage of total revenue generated by services. The decline in fiscal 1999 services revenue as a percentage of total revenue was the result of relatively larger increases in both product support and product license revenue.

The increase in services revenue was predominantly the result of an increase in consulting revenue and to a lesser extent, increases in education revenue associated with the business intelligence products, consistent with the trend in product license revenue in this market. Services revenue associated with the business intelligence products contributed approximately 97%, 95%, and 93% to this revenue category in fiscal 2000, 1999, and 1998, respectively.

There can be no assurance that increases in total services revenue will continue to occur, or occur to the same extent to which they have historically occurred.


Cost of Product License

The cost of product license consists primarily of royalties for technology licensed from third parties and the costs of materials and distribution related to licensed software.

Product license costs in fiscal 2000 were $5.2 million compared to $5.7 million in fiscal 1999, and $3.8 million in fiscal 1998. Product license costs represented 3% of product license revenue for fiscal 2000, compared to 4% and 3% of product license revenue for fiscal 1999 and 1998, respectively.

The decrease, in dollar terms in fiscal 2000 from fiscal 1999 is principally due to decreases in both royalty costs and materials and distribution costs associated with product offerings. The increase in fiscal 1999 from fiscal 1998 was predominantly the result of a relatively larger increase in royalties; manufacturing and distribution costs remained constant between the two years.


Cost of Product Support

The cost of product support includes the costs associated with resolving customer telephone inquiries and other telesupport activities, royalties in respect of technological support received from third parties, and the cost of materials delivered in connection with enhancement releases.

The cost of product support was $13.8 million, $11.2 million, and $9.7 million in fiscal 2000, 1999, and 1998, respectively. These costs represented 12% of product support revenue for fiscal 2000 and 1999, and 13% for fiscal 1998.

The increase in fiscal 2000 from fiscal 1999 was associated predominantly with increases in customer telesupport costs; enhancement releases costs contributed to a lesser extent to the increase. The increase in fiscal 1999 from fiscal 1998 was primarily associated with increases in telesupport costs.


Selling, General, and Administrative

Selling, general, and administrative expenses were $244.8 million, $178.3 million, and $143.5 million in fiscal 2000, 1999, and 1998, respectively. These costs were 64% of revenue in fiscal 2000 compared to 59% in both fiscal 1999 and 1998.

The increase in the selling, general, and administrative expenses in fiscal 2000 was substantially the result of increases in staffing and related compensation expenses, and to a lesser extent increases in subcontracting, facilities and marketing costs. During fiscal 2000 the Corporation increased its investment in its sales channels to focus on revenue growth and to expand global market coverage. The average number of employees within the selling, general, and administrative areas grew by 30% in fiscal 2000 predominantly as the result of additions to sales staff. The increase in the selling, general, and administrative expenses in fiscal 1999 was mainly the result of increased staffing and related compensation expenses as the average number of employees within this area grew by approximately 15%. The costs per employee increased 6% in both fiscal 2000 and fiscal 1999.

Foreign exchange rate fluctuations reduced the overall percentage increase in fiscal 2000 over 1999 by approximately one percentage point, whereas they reduced the overall percentage increase in fiscal 1999 over 1998 by approximately three percentage points.


Research and Development

The following table sets out the components of the Corporation's research and development, as well as the percentages of revenue for the periods indicated.

                                                                 2000              1999              1998
                                                            ---------------------------------------------
                                                                                  ($000s)
Gross research and development costs                          $54,244           $42,746           $33,997
Government allowances                                            (696)             (527)             (897)

Amortization of previously capitalized amounts                      -                55               430
                                                            ---------------------------------------------
Research and development                                      $53,548           $42,274           $33,530
                                                            =============================================

Percentage of total revenue
   Gross research and development                                  14%               14%               14%
   Research and development                                        14%               14%               14%

Gross research and development costs have continued to increase, in dollar terms, over the last several fiscal years but have remained relatively constant as a percentage of total revenue. The growth in both fiscal 2000 and fiscal 1999 was predominantly the result of increases associated with higher staffing levels in this area. The increase in the average number of employees in this area was 26% in fiscal 2000 from fiscal 1999, and was 27% in fiscal 1999 from fiscal 1998. Foreign exchange rate fluctuations improved the overall percentage increase in fiscal 2000 by approximately one percentage point whereas it reduced the overall increase by eight percentage points for fiscal 1999.

Software development costs are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Capitalized costs are amortized over a period not exceeding 36 months. Costs were not deferred in any of fiscal 2000, 1999, or 1998 because either no projects met the criteria for deferral or the period between (i) achieving technological feasibility and (ii) the general availability of the product was short, and the associated costs were immaterial.

The Corporation believes there is a business opportunity for distributing corporate information to the end user's desktop in an extended enterprise environment of corporate intranets, extranets and client/server networks. In earlier years the Corporation addressed this opportunity with the release of Web-based products: PowerPlay Web, Impromptu Web Reports, and Cognos Query (formerly Impromptu Web Query).

During fiscal 2000 the Corporation launched a platform for Enterprise Business Intelligence. This platform, which includes DecisionStream, provides a single user interface or portal to support access to all Cognos business intelligence products in an extended enterprise environment. During fiscal 2000 the Corporation released PowerPlay 6.6, which provides Web managed reporting and analysis functions for intranet, extranet and Internet access to OLAP (online analytical processing) data. Also, during fiscal 2000 the Corporation released Cognos Visualizer, a business management and measurement product that extends the capabilities of PowerPlay and Impromptu with advanced visual reporting and analysis. The Corporation also released new versions of Impromptu Web Reports, DataMerchant, and Cognos Finance (formerly LEX2000).

The Corporation continues to support its application development tools and to that end released a new version of PowerHouse during fiscal 2000 which enables Web deployment of PowerHouse applications.

During fiscal 2001 the Corporation will invest in research and development of business intelligence solutions, particularly those solutions that support the Corporation's strategy to meet the needs of the extended enterprise customers within the e-business economy. These investments will include the development of e-application packages which include pre-defined data marts, key reports and analysis solutions. The Corporation will continue the development of business-to-business solutions using BI which extend the enterprise to incorporate the supply chain, and the relationship with an enterprise's customers.


Acquisitions

Fiscal 2000

The Corporation acquired Information Tools AG, the Corporation's distributor in Switzerland. The shareholders of Information Tools AG are to receive total consideration of approximately $657,000, of which $458,000 was received in cash during fiscal 2000. The remainder of the consideration ($199,000) is payable equally on the first and second anniversaries of the closing of the transaction. An amount, not to exceed $500,000 could also be paid in contingent consideration. Of that amount, approximately $120,000 will be paid in fiscal 2001 relating to fiscal 2000 results. This amount has been recorded as additional purchase price.

The Corporation purchased the entire outstanding minority interest in the Corporation's subsidiary in Singapore, Cognos Far East Pte Limited. The former minority shareholders of Cognos Far East Pte Limited received approximately $1,688,000 in cash upon completion of the purchase. No further consideration is due to the former minority shareholders of the subsidiary.

Fiscal 1999

The Corporation acquired substantially all the assets of Relational Matters including DecisionStream software. DecisionStream aggregates and integrates large volumes of transaction data with multidimensional data structures. Relational Matters will receive approximately $7,550,000 over three years and 250,980 shares of the Corporation's common stock valued at $1,823,000 over the same time period. The shares, all of which were issued, are being held in escrow by the Corporation and will be released on the second (40%) and third (60%) anniversaries of the closing of the transaction. For valuation purposes, the deferred payments and shares were appropriately discounted.

The Corporation acquired LEX2000 Inc., a developer of financial data mart and reporting software, for a combination of cash and the Corporation's common stock. The shareholders of LEX2000 Inc. will receive approximately $7,444,000 over three years and 252,118 shares of the Corporation's common stock valued at $1,940,000 over the same time period. Approximately 14,200 shares were issued at closing; the remainder, all of which were issued, are being held in escrow by the Corporation and will be released equally on the second (50%) and third (50%) anniversaries of the closing of the transaction. For valuation purposes, the deferred payments and shares were appropriately discounted.

Fiscal 1998

During the first quarter ended May 31, 1997, the Corporation completed the acquisition of Right Information Systems Limited (RIS) of London, England. RIS was the provider of 4Thought(TM), business modeling and forecasting software. The shareholders of RIS received $4,500,000 and 180,000 shares of the Corporation's common stock, valued at $1,607,000. These shares are being held in escrow by the Corporation until April 9, 2000.

During the third quarter ended November 30, 1997, the Corporation completed the acquisition of Interweave Software, Inc. (Interweave) of Santa Clara, California, U.S.A. Interweave was the developer and marketer of the Interweave software product line, which allows information technology organizations to deploy intranet- and extranet-based business intelligence applications more broadly within and across enterprises. The acquisition agreement called for the Corporation to pay approximately $12,415,000 cash to the shareholders of Interweave, most of which was paid upon completion of the acquisition.

The acquisitions in fiscal 2000, 1999, and 1998 have been accounted for using the purchase method. The results of operations of all acquired companies prior to their respective dates of acquisition were not material. The results of all acquired companies have been combined with those of the Corporation since their respective dates of acquisition. (See Note 5 of the Notes to the Consolidated Financial Statements.)

Investment Tax Credits

The Corporation recognized $6.2 million, $14.9 million, and $9.4 million in fiscal 2000, 1999, and 1998, respectively, related to research and development activities performed in Canada.

Interest Income and Expense

Interest income is earned on the Corporation's cash, cash equivalents, and short-term investments, and interest expense relates primarily to the interest on the Corporation's mortgage and capital leases.

Net interest income was $6.7 million, $5.9 million, and $4.9 million in fiscal 2000, 1999, and 1998, respectively. The increase during fiscal 2000 was the result of a significant increase in the average size of the investment portfolio, and to a lesser extent the impact of favorable exchange rate fluctuations. This increase was offset by a slight decrease in the average effective interest rates during fiscal 2000. The increase in fiscal 1999 was primarily attributable to higher average effective interest rates, and to a lesser extent, a larger average portfolio, which was partially offset by the impact of adverse exchange rate fluctuations.

Tax Expense

The Corporation's tax rate is affected by the relative profitability of its operations in various geographic regions. In fiscal 2000 the Corporation's effective tax rate was 33%, compared to 31% in fiscal 1999, and 29% in fiscal 1998. (See Note 9 of the Notes to the Consolidated Financial Statements.)

Liquidity and Capital Resources

As of February 29, 2000, the Corporation held $196.7 million in cash, cash equivalents, and short-term investments, an increase of $47.0 million from February 28, 1999. In addition, the Corporation has arranged an unsecured credit facility that includes an operating line and foreign exchange conversion facilities. The operating line permits the Corporation to borrow funds or issue letters of credit or guarantee up to Cdn$15.0 (US$10.4) million, subject to certain covenants. As of February 29, 2000, there were no direct borrowings under this operating line. As discussed further below, the Corporation has foreign exchange conversion facilities that allow it to hold foreign exchange contracts of approximately Cdn$130.0 (US$89.7) million outstanding at any one time.

As of February 29, 2000, the Corporation had a total of $4.9 million of long-term liabilities (including the current portion of long-term debt), consisting of a mortgage, other long-term liabilities, and certain capital leases. As of February 29, 2000, working capital was $166.5 million, an increase of $43.1 million from February 28, 1999, primarily because of higher levels of cash, accounts receivable, and short-term investments, which were partially offset by increases in deferred revenue and other current liabilities. Working capital increased in fiscal 2000 even though the Corporation used $26.0 million for share repurchases and $2.1 million for acquisitions during the year.

Cash provided by operating activities (after changes in non-cash working capital items) for fiscal 2000 was $83.2 million, a decrease of $1.4 million compared to the prior fiscal year. This fluctuation was due to a net increase in non-cash working capital as compared to a net decrease in non-cash working capital during fiscal 1999, which was offset by an increase in net income after adjustments for depreciation, amortization and other non-cash items.

Cash used in investing activities was $37.7 million for fiscal 2000, a decrease in investment of $11.9 million compared to the prior fiscal year. The majority of the fluctuation stems from a decrease in net investments in short-term investment and decreases in acquisition costs; these decreases were offset by an increase in fixed asset additions. The increase in fixed asset additions was primarily the result of computer equipment and software purchases. Further, during fiscal 2000 the Corporation began the construction of a second building on the site of its corporate headquarters in Ottawa. The Corporation has invested approximately $3.4 million in the current year and it is anticipated that costs will total $21 million when the construction is substantially complete in fiscal 2001. (See Note 7 of the Notes to the Consolidated Financial Statements.) During fiscal 1999, the Corporation purchased the remaining interest in its head office building in Ottawa, Canada for approximately $4.8 million. In fiscal 2000, the Corporation spent $7.4 million related to the activity in short-term investments compared to $19.2 million (both net of maturities) in fiscal 1999. In addition, the Corporation spent $2.1 million in fiscal 2000 on acquisitions, compared to $9.2 million in fiscal 1999. (See Note 5 of the Notes to the Consolidated Financial Statements.)

Cash used in financing activities was $9.1 million for fiscal 2000, compared to $28.7 million in fiscal 1999. The Corporation's financing activities for both fiscal years were centered around the repurchase of its own shares in the open market, and the issuance of shares pursuant to the Corporation's stock purchase plan and the exercise of stock options. During fiscal 2000, the Corporation repurchased 2,286,000 shares at a cost of $26.0 million, compared to 3,006,000 shares repurchased at a cost of $34.1 million in fiscal 1999. Offsetting this activity, the Corporation issued 2,093,000 common shares for consideration of $16.5 million during fiscal 2000, compared to 1,146,000 shares for consideration of $5.0 million in fiscal 1999. The issuance of shares in both periods was pursuant to the Corporation's stock purchase plan and the exercise of stock options by employees, officers, and directors. In fiscal 1999, the Corporation also issued 503,000 shares for a value of $3.8 million in conjunction with the acquisition of Relational Matters and LEX2000 Inc. In fiscal 1998 the Corporation issued 180,000 shares for a value of $1.6 million in conjunction with the acquisition of RIS. (See Note 5 of the Notes to the Consolidated Financial Statements.)

The share repurchases made in the past three fiscal years were part of distinct open market share repurchase programs through the Nasdaq National Market. The share repurchases made in fiscal 2000 were part of two open market share repurchase programs. The program adopted in October 1998 expired on October 8, 1999. Under this program the Corporation repurchased 3,161,800 of its shares for $35.4 million; all repurchased shares were cancelled. In October 1999, the Corporation adopted a new program that will enable it to purchase up to 4,200,000 common shares (not more than 5% of those issued and outstanding) between October 9, 1999 and October 8, 2000. Under the current program the Corporation has repurchased 100,000 shares for $1.3 million during fiscal 2000; all repurchased shares were cancelled. This program does not commit the Corporation to make any share repurchases. Purchases will be made on The Nasdaq Stock Market at prevailing open market prices and paid out of general corporate funds. All repurchased shares will be cancelled. A copy of the Notice of Intention to Make an Issuer Bid is available from the Corporate Secretary. (See
Note 10 of the Notes to the Consolidated Financial Statements.)

The Corporation's policy with respect to foreign currency exposure is to manage its financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. To achieve this objective, the Corporation enters into foreign exchange forward contracts to hedge portions of the net investment in its various subsidiaries. The Corporation enters into these foreign exchange forward contracts with major Canadian chartered banks, and therefore does not anticipate non-performance by these counterparties. The amount of the exposure on account of any non-performance is restricted to the unrealized gains in such contracts. As of February 29, 2000, the Corporation had foreign exchange forward contracts, with maturity dates ranging from March 30, 2000 to May 25, 2000, to exchange various foreign currencies in the amount of $6.2 million.

The Corporation has never declared or paid any cash dividends on its common shares. The Corporation's current policy is to retain its earnings to finance expansion and to develop, license, and acquire new software products, and to otherwise reinvest in the Corporation.

The Corporation anticipates that through fiscal 2001 its operations will be financed by current cash balances and funds from operations. If the Corporation were to require funds in excess of its current cash position to finance its longer-term operations, the Corporation would expect to obtain such funds from, one or a combination of, the expansion of its existing credit facilities, or from public or private sales of equity or debt securities.

Inflation has not had a significant impact on the Corporation's results of operations.

Year 2000 Project

Beginning in fiscal 1998 the Corporation commenced an intensive effort to identify and categorize potential problem areas and develop action plans with respect to the Year 2000. This process involved an examination of its products, and its internal systems, hardware and software, as well as contacting its suppliers to obtain assurances regarding their Year 2000 readiness. The total project costs for both the Corporation's software products and its internal systems and processes were $2.4 million, of which approximately $0.1 million were capitalized. Of the total project costs, $0.7 million, were incurred during fiscal 2000, and $1.7 million during fiscal 1999.

European Economic and Monetary Union

The introduction of the euro currency on January 1, 1999 has associated with it many potential implications for businesses operating in Europe including, but not limited to, products, information technology, pricing, currency exchange rate risk and derivatives exposure, continuity of material contracts, and potential tax consequences.

The Corporation is preparing for this new euro currency, which is scheduled to be introduced in stages over the course of a 3 1/2 year transition period. The Corporation believes the introduction of the euro will have limited longer-term implications on the Corporation's business. The Corporation is preparing for the introduction of the euro in the area of its internal processes and systems through identifying, modifying, and testing these processes and systems to handle transactions involving the euro in accordance with the regulations. The Corporation's financial application systems represent the most significant internal systems that will be affected by the introduction of the euro. The Corporation upgraded these systems to a version that enables it, together with certain process changes and modifications provided by the application vendor to its supported customers, to handle the initial requirements for transactions involving the euro. The Corporation continues to identify and, where necessary, modify its systems and processes in order to handle the various stages of the euro implementation. The Corporation is continuing to monitor its pricing in Europe, giving consideration to the introduction of the euro.

The Corporation believes that the costs relating to the conversion of its internal systems and processes will not have a material adverse effect on its business, results of operations, or financial condition.

Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates and foreign currency exchange rates. We do not hold or issue financial instruments for trading purposes.

Further discussion of our investment and foreign exchange policies can be found in Notes 1 and 8 of the Notes to the Consolidated Financial Statements.

Interest Rate Risk

Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. The investment of cash is regulated by our investment policy of which the primary objective is security of principal. Among other selection criteria, the investment policy states that the term to maturity of investments cannot exceed one year in length. We do not use derivative financial instruments in our investment portfolio.

Interest income on our cash, cash equivalents, and short-term investments is subject to interest rate fluctuations, but we believe that the impact of these fluctuations does not have a material effect on our financial position due to the short-term nature of these financial instruments. The amount of our long-term debt is immaterial. Our interest income and interest expense are most sensitive to the general level of interest rates in Canada and the United States. Sensitivity analysis is used to measure our interest rate risk. For the fiscal year ending February 29, 2000, a 100 basis-point adverse change in interest rates would not have had a material effect on our consolidated financial position, earnings, or cash flows.

Foreign Currency Risk

We operate internationally; accordingly, a substantial portion of our financial instruments are held in currencies other than the United States dollar. Our policy with respect to foreign currency exposure is to manage financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. To achieve this objective, we enter into foreign exchange forward contracts to hedge portions of the net investment in various subsidiaries. The forward contracts are typically between the United States dollar and the British pound, the German mark, and the Australian dollar. Sensitivity analysis is used to measure our foreign currency exchange rate risk. As of February 29, 2000, a 10% adverse change in foreign exchange rates versus the U.S. dollar would not have had a material effect on our reported cash, cash equivalents, and short-term investments.

Certain Factors That May Affect Future Results

We make certain statements in this report that constitute forward-looking statements. These statements include, but are not limited to, statements relating to our expectations concerning future revenues and earnings, including future rates of growth, from the licensing of our business intelligence and application development products and related product support and services, and relating to the sufficiency of capital to meet our working capital and capital expenditure requirements. Forward-looking statements are subject to risks and uncertainties that may cause future results to differ materially from those expected. There can be no guarantee that future results will turn out as expected. Factors that may cause such differences include, but are not limited to, the factors discussed below. Additional risks and uncertainties that we are unaware of or currently deem immaterial may also adversely affect our business operations.

Our growth may not continue at historical growth rates.

Although we have experienced significant license revenue growth with respect to our business intelligence products over the past few fiscal years, we cannot assure you that we will continue to grow. If we do grow, we cannot assure you that we will be able to maintain the historical rate or extent of such growth in the future. Despite product license revenue growth from our application development tools during fiscal 1999, we have been experiencing a decline in product license revenue from our application development tools over the past several years. In the long term, we expect declining revenues in these more established proprietary markets for our application development tools.

Our quarterly and annual operating results are subject to fluctuations, which may cause our stock price to fluctuate or decline.

Historically, our quarterly operating results have varied from quarter to quarter, and we anticipate this pattern to continue. We typically realize a larger percentage of our annual revenue and earnings in the fourth quarter of each fiscal year, and lower revenue and earnings in the first quarter of the next fiscal year. Our quarterly operating results may be adversely affected by a wide variety of factors, including:

 .  our ability to maintain revenue growth at current levels or anticipate a decline in revenue from any of our products;
 .  changes in product mix and our ability to anticipate changes in shipment patterns;
 .  our ability to identify and develop new technologies and to commercialize those technologies into new products;
 .  our ability to accurately select appropriate business models and strategies;
 .  our ability to make appropriate decisions which will position us to achieve further growth;
 .  our ability to identify, hire, train, motivate, and retain highly qualified personnel, and to achieve targeted productivity levels;
 . our ability to identify, develop, deliver, and introduce in a timely manner new and enhanced versions of our products which anticipate market demand and address customer needs;
 . market acceptance of business intelligence software generally and of new and enhanced versions of our products in particular;
   timing of new product announcements;
 .  our ability to establish and maintain a competitive advantage;
   changes in our pricing policies or those of our competitors and other competitive pressures on selling prices;
 .  size, timing, and execution of customer orders and shipments, including delays, deferrals, or cancellations of customer orders;
 .  number and significance of product enhancements and new product and technology announcements by our competitors;
 .  our reliance on third party distribution channels as part of our sales and marketing strategy;
 .  the timing and provision of pricing protections and exchanges from certain distributors;
 .  changes in foreign currency exchange rates and issues relating to the conversion to the euro; and
 .  our ability to enforce our intellectual property rights.

As a result of the foregoing and other factors, we may experience material fluctuations in future quarterly and annual operating results. These fluctuations could materially and adversely affect our stock price, as well as, our business, results of operations, and financial condition.

The software markets that we target are subject to rapid technological change and new product introductions and enhancements.

The markets for our products are characterized by:

     .  rapid and significant technological change;
     .  frequent new product introductions and enhancements;

     .  changing customer demands; and
     .  evolving industry standards.

We believe that our future success depends principally on our ability to continue to support a number of popular operating systems and databases; our ability to maintain and improve our product line; and our ability to rapidly develop new products that achieve market acceptance, maintain technological competitiveness, and meet an expanding range of customer requirements. If we are unable to achieve these factors, we may lose our competitive position. Successful product development and introduction depend upon a number of factors, including new product selection, timely and efficient completion of product design, product performance at customer locations, and whether our competitors develop similar products. In addition, the introduction of products embodying new technologies can quickly make existing products obsolete and unmarketable. We cannot assure you that our products will remain competitive, respond to market demands and developments and new industry standards, and not become obsolete. In particular, we cannot assure you that we have developed the appropriate products to respond effectively to the growing market interest in Web-based software, or if so, whether we can continue to bring those products to market in a timely and cost-effective basis and distribute those products in the face of competition from similar products developed by existing or new competitors. We cannot assure you that market interest in Web-based software will continue at the same rate, or that alternative methods of deploying software will not become more popular. If we are unable to identify a shift in the market demand quickly enough, we may not be able to develop products to meet those new demands, or bring them to market in a timely way.

We rely on partners and other distribution channels to market and distribute our products and any failure of these parties to do so, could have a material adverse effect on our business.

Our sales and marketing strategy includes multi-tiered channels ranging from a direct sales force to various forms of third-party distributors, resellers, and original equipment manufacturers. We have developed a number of these relationships and intend to continue to develop new channel partner relationships. Our inability to attract important and effective channel partners, or these partners' inability to penetrate their respective market segments, or the loss of any of our channel partners as a result of competitive products offered by other companies or products developed internally by these channel partners or otherwise, could materially adversely affect our business, results of operations, and financial condition.

Unauthorized used of our intellectual property could damage our business.

Our success depends in part on our ability to protect our proprietary rights in our intellectual property. We rely on certain intellectual property protections, including contractual provisions, patents, copyright, trademark and trade secret laws, to preserve our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Policing unauthorized use of software is difficult and some foreign laws do not protect proprietary rights to the same extent as Canada or the United States.

To protect our intellectual property, we may become involved in litigation, which could result in substantial expenses and materially disrupt the conduct of our business. Third parties could assert that our technology infringes their proprietary rights, which could adversely affect our ability to distribute our products and result in substantial litigation expenses and monetary liability. Any invalidation of our intellectual property rights or lengthy and expensive defense of those rights could have a material adverse affect on our business, results of operations, and financial condition.

The loss of our rights to use software licensed to us by third parties could harm our business.

In order to provide a complete solution, we license certain technologies used in our products from third parties, generally on a non-exclusive basis. The termination of such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could delay our ability to ship certain of our products while we seek to implement alternative technology offered by other sources. In addition, alternative technology may not be available on commercially reasonable terms. In the future, it may be necessary or desirable to obtain other third-party technology licenses relating to one or more of our products or relating to current or future technologies to enhance our product offerings. We cannot assure you that we will be able to obtain licensing rights to the needed technology on commercially reasonable terms, if at all.

We face intense competition and could be affected by the actions of our competitors.

We face substantial competition throughout the world, primarily from software companies located in the United States, Europe, and Canada. Some of our competitors have been in business longer than us and have substantially greater financial and other resources with which to pursue research and development, manufacturing, marketing, and distribution of their products. We expect our current competitors and potentially new competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide improved cost of ownership and performance characteristics. New product introductions by our competitors could cause a decline in sales, a reduction in the sales price, or a loss of market acceptance of our existing products. To the extent that we are unable to effectively compete against our current and future competitors, our ability to sell products could be harmed and our market share reduced. Any erosion of our competitiveness could have a material adverse effect on our business, results of operations, and financial condition.

We have multinational operations that are subject to risks inherent in international operations.

We derive a significant portion of our total revenues from international sales. International sales are subject to significant risks, including:

    . unexpected changes in legal and regulatory requirements and policy changes affecting our markets;
    .  changes in tariffs and other trade barriers;
    .  fluctuations in currency exchange rates;
    .  political and economic instability;
    . longer payment cycles and other difficulties in accounts receivable collection;
    .  difficulties in managing distributors and representatives;
    .  difficulties in staffing and managing foreign operations;
    . difficulties in protecting our intellectual property; and . potentially adverse tax consequences.

Each of these factors could adversely affect our business, results of operations, and financial condition.

Our executive management and other key personnel are essential to our business; we may not be able to recruit and retain the personnel we need to succeed.

Our performance is substantially dependent on the performance of our key technical and management personnel. The loss of the services of any of these persons could have a material adverse effect on our business, results of operations, and financial condition. Our success is highly dependent on our continuing ability to identify, hire, train, motivate, and retain highly qualified management, technical, sales, and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be able to attract, assimilate, or retain highly qualified technical and managerial personnel in the future. Our inability to attract and retain the necessary management, technical, sales, and marketing personnel could have a material adverse effect on our business, results of operations, and financial condition.

Pursuing and completing recent and potential acquisitions could divert management attention and financial resources and may not produce the desired business results.

We completed the acquisitions of Information Tools AG, and the outstanding minority interest in Cognos Far East Pte Limited during fiscal 2000. In fiscal 1999, we acquired Relational Matters and LEX2000 Inc., and in fiscal 1998, Right Information Systems Limited and Interweave Software, Inc. We may in turn engage in additional selective acquisitions of other products or businesses that we believe are complementary to ours. We cannot assure you that we will be able to identify additional suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition, or successfully integrate any acquired product or business into our operations. Further, acquisitions may involve a number of special risks, including:

 .   diversion of management's attention;
 .   disruption to our ongoing business;
 .   failure to retain key acquired personnel;
 . difficulties in assimilating acquired operations, technologies, products, and personnel;
 .   unanticipated expenses, events, or circumstances;
 .   assumption of legal and other undisclosed liabilities; and
 . the ability to appropriately value the acquired in-process research and development.

If we do not successfully address these risks or any other problems encountered in connection with an acquisition, the acquisition could have a material adverse effect on our business, results of operations, and financial condition. Problems with an acquired business could have a material adverse effect on our performance as a whole. In addition, if we proceed with an acquisition, our available cash may be used to complete the transaction, or shares may be issued which could cause a dilution to existing shareholders.

Our stock price will fluctuate.

The market price of our common shares may be volatile and could be subject to wide fluctuations due to a number of factors, including:

    .   actual or anticipated fluctuations in our results of operations;
    . announcements of technological innovations or new products by us or our competitors;
    . changes in estimates of our future results of operations by securities analysts;
    . general industry changes in the business intelligence tools or client/server development tools markets; or

    .   other events or factors.

In addition, the financial markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of these companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may adversely affect the market price of our common shares. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Similar litigation may occur in the future with respect to us, which could result in substantial costs, divert management's attention and other company resources, and have a material adverse effect upon our business, results of operations, and financial condition.

Quarterly Results

The following table sets out selected unaudited consolidated financial information for each quarter in fiscal 1999 and fiscal 2000.

On April 6, 2000, subsequent to year-end, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to shareholders of record at the close of business on April 20, 2000. All historic consolidated results have been restated for the split.

                                                     Fiscal 1999                                Fiscal 2000
                                      ---------------------------------------    ---------------------------------------
                                         First     Second    Third     Fourth      First     Second    Third    Fourth
                                        Quarter   Quarter   Quarter   Quarter     Quarter   Quarter   Quarter   Quarter
                                      ---------------------------------------    ---------------------------------------
                                                        ($000s, except per share amounts, Canadian GAAP)
Revenue                                 $67,309   $70,583   $76,308   $86,925     $81,645   $88,128   $97,753   $118,114
                                      --------------------------------------      --------------------------------------
Operating expenses
Cost of product license                     942     1,137     1,354     2,305       1,054     1,001     1,456      1,724
Cost of product support                   2,408     2,793     2,968     2,997       3,095     3,336     3,608      3,719
Selling, general, and
administrative                           43,140    42,140    44,789    48,226      53,478    56,263    63,183     71,903
Research and development                  9,946    10,235    10,863    11,230      12,197    12,845    13,574     14,932
Investment tax credits                   (2,465)   (5,085)   (3,647)   (3,683)     (1,167)   (1,163)   (2,177)    (1,700)
Total operating expenses                 53,971    51,220    56,327    61,075      68,657    72,282    79,644     90,578
                                      ---------------------------------------     --------------------------------------
Operating income                        $13,338   $19,363   $19,981   $25,850     $12,988   $15,846   $18,109   $ 27,536
                                      =======================================     ======================================
Net income                              $10,375   $13,223   $14,955   $19,569     $ 9,796   $11,768   $12,782   $ 20,196
                                      =======================================     ======================================
Net income per share
 Basic                                  $  0.12   $  0.15   $  0.17   $  0.23     $  0.11   $  0.14   $  0.15   $   0.23
                                      =======================================     ======================================
 Fully diluted                          $  0.11   $  0.15   $  0.17   $  0.22     $  0.11   $  0.14   $  0.15   $   0.23
                                      =======================================     ======================================

The Corporation's sales cycle typically ranges from a few days up to twelve months, depending on factors such as the size of the transaction, the product involved, the length of the customer relationship, the timing of new product introductions by the Corporation and others, the level of sales management activity, and general economic conditions. Delays in closing product licensing transactions at or near the end of any quarter may have a materially adverse effect on the financial results for that quarter. While the Corporation takes steps to minimize the impact of such delays, there can be no assurance that such delays will not occur. See Certain Factors That May Affect Future Results.

COGNOS INCORPORATED

REPORT OF MANAGEMENT

The Corporation's management is responsible for preparing the accompanying consolidated financial statements in conformity with accounting principles generally accepted in Canada. In preparing these consolidated financial statements, management selects appropriate accounting policies and uses its judgment and best estimates to report events and transactions as they occur. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly, in all material respects. Financial data included throughout this Annual Report is prepared on a basis consistent with that of the financial statements.

The Corporation maintains a system of internal accounting controls designed to provide reasonable assurance, at a reasonable cost, that assets are safeguarded and that transactions are executed and recorded in accordance with the Corporation's policies for doing business. This system is supported by written policies and procedures for key business activities; the hiring of qualified, competent staff; and by a continuous planning and monitoring program.

Ernst & Young LLP, the independent auditors appointed by the shareholders, have been engaged to conduct an examination of the consolidated financial statements in accordance with generally accepted auditing standards, and have expressed their opinion on these statements. During the course of their audit, Ernst & Young LLP reviewed the Corporation's system of internal controls to the extent necessary to render their opinion on the consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control, and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee; all members are outside Directors. The Committee meets four times annually to review audited and unaudited financial information prior to its public release. The Committee also considers, for review by the Board of Directors and approval by the shareholders, the engagement or reappointment of the external auditors. Ernst & Young LLP has full and free access to the Audit Committee.

Management acknowledges its responsibility to provide financial information that is representative of the Corporation's operations, is consistent and reliable, and is relevant for the informed evaluation of the Corporation's activities.


/s/ James M. Tory      /s/ R. Zambonini            /s/ Donnie M. Moore

James M. Tory          Ron Zambonini               Donnie M. Moore
Chairman               President and               Senior Vice President,
                       Chief Executive Officer     Finance & Administration, and
                                                   Chief Financial Officer

March 30, 2000
[except Note 14, as to which
the date is April 6, 2000]

COGNOS INCORPORATED

AUDITORS' REPORT

To the Board of Directors and Shareholders of Cognos Incorporated:

We have audited the consolidated balance sheets of Cognos Incorporated as at February 29, 2000 and February 28, 1999 and the consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended February 29, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at February 29, 2000 and February 28, 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended February 29, 2000, in accordance with accounting principles generally accepted in Canada.

On March 30, 2000, we reported separately to the Board of Directors and Shareholders of Cognos Incorporated on financial statements for the same periods, prepared in accordance with accounting principles generally accepted in the United States of America.

                                                      /s/ Ernst & Young LLP

Ottawa, Canada                                        Ernst & Young LLP
March 30, 2000                                        Chartered Accountants
[except Note 14, as to which
the date is April 6, 2000]

                       CONSOLIDATED STATEMENTS OF INCOME

                   (US$000s except share amounts, CDN GAAP)

                                                                          Years Ended the Last Day of February
                                                       Note               2000            1999            1998
--------------------------------------------------------------------------------------------------------------
  Revenue
     Product license                                                  $203,299        $158,393        $126,820
     Product support                                                   118,061          93,311          72,832
     Services                                                           64,280          49,421          45,182
--------------------------------------------------------------------------------------------------------------
  Total revenue                                                        385,640         301,125         244,834
--------------------------------------------------------------------------------------------------------------
  Operating expenses
     Cost of product license                                             5,235           5,738           3,828
     Cost of product support                                            13,758          11,166           9,694
     Selling, general, and administrative                              244,827         178,295         143,493
     Research and development                                           53,548          42,274          33,530
     Investment tax credits                                             (6,207)        (14,880)         (9,432)
--------------------------------------------------------------------------------------------------------------
  Total operating expenses                                             311,161         222,593         181,113
--------------------------------------------------------------------------------------------------------------
  Operating income                                                      74,479          78,532          63,721
  Interest expense                                        6               (718)           (527)           (481)
  Interest income                                                        7,454           6,430           5,340
--------------------------------------------------------------------------------------------------------------
  Income before taxes                                                   81,215          84,435          68,580
  Income tax provision                                    9             26,673          26,313          19,638
--------------------------------------------------------------------------------------------------------------
  Net income                                                          $ 54,542        $ 58,122        $ 48,942
==============================================================================================================

  Net income per share                               10, 14
   Basic                                                                 $0.63           $0.66           $0.55
==============================================================================================================
   Fully diluted                                                         $0.62           $0.65           $0.54
==============================================================================================================

  Weighted average number of shares (000s)           10, 14
   Basic                                                                85,972          87,416          88,414
==============================================================================================================
   Fully diluted                                                        92,082          93,404          96,082
==============================================================================================================

                            (See accompanying notes)

                          CONSOLIDATED BALANCE SHEETS

                              (US$000s, CDN GAAP)


                                                                             February 29,       February 28,
                                                                   Note              2000               1999
------------------------------------------------------------------------------------------------------------
  Assets

  Current assets
   Cash and cash equivalents                                          8          $132,435           $ 93,617
   Short-term investments                                             8            64,284             56,074
   Accounts receivable                                                2           107,823             76,876
   Inventories                                                                        806                807
   Prepaid expenses                                                                 7,840              6,388
------------------------------------------------------------------------------------------------------------
                                                                                  313,188            233,762
  Fixed assets                                                        3            44,835             30,164
  Intangible assets                                                   4            40,158             50,179
------------------------------------------------------------------------------------------------------------
                                                                                 $398,181           $314,105
============================================================================================================
  Liabilities

  Current liabilities
   Accounts payable                                                              $ 22,908           $ 18,960
   Accrued charges                                                                 17,540             13,148
   Salaries, commissions, and related items                                        24,024             19,656
   Income taxes payable                                                             3,548              7,290
   Current portion of long-term debt                                  6             2,176                123
   Deferred revenue                                                                76,537             51,242
------------------------------------------------------------------------------------------------------------
                                                                                  146,733            110,419
  Long-term debt                                                      6                 -              2,489
  Long-term liabilities                                               5             2,699              5,820
  Deferred income taxes                                               9            21,730             16,775
------------------------------------------------------------------------------------------------------------
                                                                                  171,162            135,503
------------------------------------------------------------------------------------------------------------
  Commitments and Contingencies                                       7

  Stockholders' Equity

  Capital stock
   Common shares
     (2000 - 86,657,578; 1999 - 86,850,568)                      10, 14           106,936             91,985
  Retained earnings                                                               126,316             95,329
  Other accumulated comprehensive items                                            (6,233)            (8,712)
------------------------------------------------------------------------------------------------------------
                                                                                  227,019            178,602
------------------------------------------------------------------------------------------------------------
                                                                                 $398,181           $314,105
============================================================================================================

                            (See accompanying notes)
On behalf of the Board:

/s/ Douglas C. Cameron             /s/ James M. Tory
Douglas C. Cameron, Director       James M. Tory, Chairman

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   (US$000s except share amounts, CDN GAAP)

                                                                                                          Other
                                                                                                    Accumulated
                                                      Common Stock                Retained        Comprehensive
                                             ------------------------------
                                                  Shares          Amount          Earnings                Items          Total
----------------------------------------------------------   ------------------------------------------------------------------
                                                  (000s)
-------------------------------------------------------------------------------------------------------------------------------
Balances,
 February 28, 1997                                87,178           $ 74,739       $ 46,122              $(4,949)      $115,912

Issuance of stock
 Stock option plans                                3,316              8,557                                              8,557
 Stock purchase plans                                 74                776                                                776
 Business acquisitions                               180              1,607                                              1,607
Repurchase of shares                              (2,540)            (2,386)       (26,725)                            (29,111)
Income tax effect related to stock options                            2,425                                              2,425
------------------------------------------------------------------------------------------------------------------------------
                                                  88,208             85,718         19,397               (4,949)       100,166
------------------------------------------------------------------------------------------------------------------------------
Net income                                                                          48,942                              48,942
Other comprehensive items
 Foreign currency translation adjustments                                                                (1,803)        (1,803)
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                48,942               (1,803)        47,139
------------------------------------------------------------------------------------------------------------------------------
Balances,
 February 28, 1998                                88,208           $ 85,718       $ 68,339              $(6,752)      $147,305

Issuance of stock
 Stock option plans                                1,054              4,141                                              4,141
 Stock purchase plans                                 92                846                                                846
 Business acquisitions                               503              3,763                                              3,763
Repurchase of shares                              (3,006)            (3,005)       (31,132)                            (34,137)
Income tax effect related to stock options                              522                                                522
------------------------------------------------------------------------------------------------------------------------------
                                                  86,851             91,985         37,207               (6,752)       122,440
------------------------------------------------------------------------------------------------------------------------------
Net income                                                                          58,122                              58,122
Other comprehensive items
 Foreign currency translation adjustments                                                                (1,960)        (1,960)
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                58,122               (1,960)        56,162
------------------------------------------------------------------------------------------------------------------------------
Balances,
 February 28, 1999                                86,851           $ 91,985       $ 95,329              $(8,712)      $178,602

Issuance of stock
 Stock option plans                                1,973             15,420                                             15,420
 Stock purchase plans                                120              1,095                                              1,095
Repurchase of shares                              (2,286)            (2,458)       (23,555)                            (26,013)
Income tax effect related to stock options                              894                                                894
------------------------------------------------------------------------------------------------------------------------------
                                                  86,658            106,936         71,774               (8,712)       169,998
------------------------------------------------------------------------------------------------------------------------------
Net income                                                                          54,542                              54,542
Other comprehensive items
 Foreign currency translation adjustments                                                                 2,479          2,479
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                54,542                2,479         57,021
------------------------------------------------------------------------------------------------------------------------------
Balances,
 February 29, 2000                                86,658           $106,936       $126,316              $(6,233)      $227,019
==============================================================================================================================

                           (See accompanying notes)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                              (US$000s, CDN GAAP)

                                                                     Years Ended the Last Day of February
                                                                     2000             1999            1998
------------------------------------------------------------------------------------------------------------
Cash provided by (used in) operating activities
 Net income                                                       $  54,542        $  58,122       $  48,942
 Non-cash items
  Depreciation and amortization                                      26,272           17,958          12,367
  Deferred income taxes                                               4,756           (3,685)           (370)
  Loss on disposal of fixed assets                                      148              185             403
------------------------------------------------------------------------------------------------------------
                                                                     85,718           72,580          61,342
 Change in non-cash working capital
  Increase in accounts receivable                                   (32,818)         (12,805)        (17,135)
  Decrease (increase) in inventories                                     31             (267)             91
  Increase in prepaid expenses                                       (1,328)          (2,852)           (837)
  Increase in accounts payable                                        3,930            3,526           3,571
  Increase in accrued charges                                         1,004            2,568             300
  Increase in salaries, commissions, and related items                4,394            5,806           2,948
  Increase (decrease) in income taxes payable                        (3,993)           5,624          (2,603)
  Increase in deferred revenue                                       26,280           10,438           8,208
------------------------------------------------------------------------------------------------------------
                                                                     83,218           84,618          55,885
------------------------------------------------------------------------------------------------------------
Cash provided by (used in) investing activities
 Maturity of short-term investments                                 138,796           96,860         131,340
 Purchase of short-term investments                                (146,238)        (116,093)       (151,141)
 Acquisition costs                                                   (2,146)          (9,174)        (16,915)
 Additions to fixed assets                                          (28,096)         (21,147)        (12,068)
 Proceeds from the sale of fixed assets                                  24               12              45
------------------------------------------------------------------------------------------------------------
                                                                    (37,660)         (49,542)        (48,739)
------------------------------------------------------------------------------------------------------------
Cash provided by (used in) financing activities
 Issue of common shares                                              17,409            5,509          11,758
 Repurchase of shares                                               (26,013)         (34,137)        (29,111)
 Repayment of long-term debt                                           (467)            (107)            (92)
------------------------------------------------------------------------------------------------------------
                                                                     (9,071)         (28,735)        (17,445)
------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                               2,331           (2,338)         (1,240)
------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                 38,818            4,003         (11,539)
Cash and cash equivalents, beginning of period                       93,617           89,614         101,153
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                            132,435           93,617          89,614
Short-term investments, end of period                                64,284           56,074          36,712
------------------------------------------------------------------------------------------------------------
Cash, cash equivalents, and short-term investments, end
 of period                                                        $ 196,719        $ 149,691       $ 126,326
============================================================================================================

                           (See accompanying notes)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting Policies

Nature of Business

The Corporation develops, markets, and supports computer software products for data access, exploring, reporting, and analysis, and for application development on a wide range of open and proprietary platforms. The Corporation markets and supports these products both directly and through resellers worldwide.

Basis of Presentation

These consolidated financial statements have been prepared by the Corporation in United States (U.S.) dollars and in accordance with generally accepted accounting principles (GAAP) in Canada, applied on a consistent basis.

Consolidated financial statements prepared in accordance with U.S. GAAP, in U.S. dollars, are made available to all shareholders, and filed with various regulatory authorities.

Basis of Consolidation

These consolidated financial statements include the accounts of the Corporation and its subsidiaries. All but one of the subsidiaries are wholly owned. Intercompany transactions and balances have been eliminated.

Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. In the opinion of Management, these consolidated financial statements reflect all adjustments necessary to present fairly the results for the periods presented. Actual results could differ from these estimates.

Comprehensive Income

Comprehensive income includes net income and "other comprehensive income." Other comprehensive income refers to changes in the balances of revenues, expenses, gains, and losses that are recorded directly as a separate component of Stockholders' Equity and excluded from net income. The only comprehensive item for the Corporation relates to foreign currency translation adjustments pertaining to those subsidiaries not using the U.S. dollar as their functional currency.

Foreign Currency Translation

The financial statements of the parent company and its non-U.S. subsidiaries have been translated into U.S. dollars in accordance with The Canadian Institute of Chartered Accountants (CICA) Handbook, Section 1650, Foreign Currency Translation. All balance sheet amounts have been translated using the exchange rates in effect at the applicable year end. Income statement amounts have been translated using the weighted average exchange rate for the applicable year. The gains and losses resulting from the changes in exchange rates from year to year have been reported as a separate component of Stockholders' Equity. Currency transaction gains and losses are immaterial for all periods presented.

Revenue

The Corporation recognizes revenue in accordance with Statement of Position
(SOP) 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants.

Substantially all of the Corporation's product license revenue is earned from licenses of off-the-shelf software requiring no customization. Revenue from these licenses is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. If a license includes the right to return the product for refund or credit, revenue is recognized net of an allowance for estimated returns provided all the requirements of SOP 97-2 have been met.

Revenue from product support contracts is recognized ratably over the life of the contract. Incremental costs directly attributable to the acquisition of product support contracts are deferred and expensed in the period the related revenue is recognized.

Revenue from education, consulting, and other services is recognized at the time such services are rendered.

For contracts with multiple obligations (e.g. deliverable and undeliverable products, support obligations, education, consulting and other services), the Corporation allocates revenue to each element of the contract based on objective evidence, specific to the Corporation, of the fair value of the element.

Cash, Cash Equivalents, and Short-Term Investments

Cash includes cash equivalents, which are investments that are generally held to maturity and have terms to maturity of three months or less at the time of acquisition. Cash equivalents typically consist of commercial paper, term deposits, banker's acceptances and bearer deposit notes issued by major North American banks, and corporate debt. Cash and cash equivalents are carried at cost, which approximates their fair value.

Short-term investments are investments that are generally held to maturity and have terms greater than three months at the time of acquisition. Short-term investments typically consist of commercial paper, Government of Canada Treasury Bills, and banker's acceptances. Short-term investments are carried at cost, which approximates their fair value.

Inventories

Inventories are comprised principally of finished goods and are stated at the lower of cost, on an average cost basis, and net realizable value.

Fixed Assets

Fixed assets are recorded at cost. Computer equipment and software, and the building, are depreciated using the straight line method. Office furniture is depreciated using the diminishing balance method.

Leasehold improvements are amortized using the straight line method over either the life of the improvement or the term of the lease, whichever is shorter.

Assets leased on terms that transfer substantially all of the benefits and risks of ownership to the Corporation are accounted for as capital leases, as though the asset had been purchased and a liability incurred. All other leases are accounted for as operating leases.

Intangible Assets

This category includes acquired technology and goodwill associated with various acquisitions, and deferred software development costs.

Acquired technology represents the discounted fair value of the estimated net future income-producing capabilities of software products acquired on acquisitions. Acquired technology is amortized over five years on a straight line basis. The Corporation evaluates the expected future net cash flows of the acquired technology at each reporting date, and adjusts to net realizable value if necessary.

Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the tangible and intangible net assets acquired. Goodwill is amortized over five years on a straight line basis. The Corporation evaluates the expected future net cash flows of the acquired businesses at each reporting date, and adjusts goodwill for any impairment.

Software development costs are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Research costs are expensed as incurred. For costs that are capitalized, the amortization is the greater of the amount calculated using either (i) the ratio that the appropriate product's current gross revenues bear to the total of current and anticipated future gross revenues for that product, or (ii) the straight line method over the remaining economic life of the product. Such amortization is recorded over a period not exceeding three years. The Corporation reassesses whether it has met the relevant criteria for continued deferral and amortization at each reporting date.

Income Taxes

The Corporation adopted CICA Handbook, Section 3465, Income Taxes in fiscal 1998. Under this method, future tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities, and are measured using the tax rates and laws that are expected to be in effect when the differences reverse.

Cash Flows

In June 1998, the CICA released Section 1540, Cash Flow Statements, which was adopted by the Corporation in fiscal 1999. Under this method, non-cash investing and financing transactions are excluded. The comparative consolidated statements of cash flows have been restated.

2.   Accounts Receivable

Accounts receivable include an allowance for doubtful accounts of $4,734,000 and $4,430,000 as of February 29, 2000 and February 28, 1999, respectively.

3.   Fixed Assets

                                        2000                                   1999
                          ----------------------------------    ----------------------------------
                                                 Accumulated                           Accumulated
                                                Depreciation                          Depreciation         Depreciation/
                                                         and                                   and          Amortization
                                   Cost         Amortization              Cost        Amortization                  Rate
                          -------------     ----------------    --------------     ---------------    ------------------
                                      ($000s)                               ($000s)
Computer equipment and
software                       $ 63,334              $43,370          $ 46,795             $32,665                    33%
Office furniture                 21,602               11,317            15,877               9,230                    20%
Leasehold improvements            8,160                3,726             5,404               2,754            Lease Term
Land                                820                    -               788                   -                     -
Building                          7,198                1,243             6,916                 967                   2.5%
Construction in progress*         3,377                    -                 -                   -                     -
                          -------------     ----------------    --------------     ---------------
                                104,491              $59,656            75,780             $45,616
                                            ================                       ===============
                                (59,656)                               (45,616)
                          -------------                         --------------
Net book value                 $ 44,835                               $ 30,164
                          =============                         ==============


* See Note 7

Depreciation and amortization of fixed assets was $13,898,000, $10,760,000, and $8,766,000 in each of fiscal 2000, 1999, and 1998, respectively.

4.   Intangible assets

Intangible assets as at February 29, 2000, and February 28, 1999, include acquired technology and goodwill, and are disclosed net of amortization.

The Corporation recorded $2,352,000 of goodwill in fiscal 2000 and $26,338,000 of acquired technology and goodwill in fiscal 1999. Amortization of intangible assets was $12,374,000, $7,143,000, and $3,171,000 in each of fiscal 2000, 1999, and 1998, respectively (see Note 5).

The Corporation did not capitalize any costs of internally-developed computer software to be sold, licensed, or otherwise marketed in each of fiscal 2000, 1999, and 1998, and recorded $0, $55,000, and $430,000 of corresponding amortization, respectively.

5.   Acquisitions

Fiscal 2000 Acquisitions

On May 28, 1999, the Corporation completed the acquisition of Information Tools AG, the Corporation's distributor in Switzerland. The shareholders of Information Tools AG are to receive total consideration of approximately $657,000 of which $458,000 was received in cash during fiscal 2000. The remainder of the consideration ($199,000) is payable equally on the first and second anniversaries of the closing of the transaction. An amount not to exceed $500,000 could also be paid in contingent consideration. Of that amount, approximately $120,000 will be paid in fiscal 2001 relating to fiscal 2000 results and has been recorded as additional purchase price.

On July 15, 1999, the Corporation completed the purchase of the entire outstanding minority interest in the Corporation's subsidiary in Singapore, Cognos Far East Pte Limited. The former minority shareholders of Cognos Far East Pte Limited received approximately $1,688,000 in cash upon completion of the purchase. No further consideration is due to the former minority shareholders of the subsidiary.

Both acquisitions have been accounted for using the purchase method. The results of operations of both acquired companies prior to the acquisition were not material, and thus pro forma information has not been provided. The results of both acquired companies have been combined with those of the Corporation since their respective dates of acquisition.

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date: ($000s)

                                                                        Cognos Far
                                                Information               East Pte
                                                   Tools AG                Limited                 Total
                                          ------------------     ------------------    ------------------
Assets acquired                                       $ 683                 $    -                $  683
Liabilities assumed                                    (570)                     -                  (570)
                                         ------------------     ------------------    ------------------
Net assets acquired                                     113                      -                   113
Goodwill                                                664                  1,688                 2,352
                                         ------------------     ------------------    ------------------
Purchase price                                        $ 777                 $1,688                $2,465
                                         ==================     ==================    ==================
Consideration
  Cash                                                  458                  1,688                 2,146
  Deferred payment                                      319                      -                   319
                                         ------------------     ------------------    ------------------
                                                      $ 777                 $1,688                $2,465
                                         ==================     ==================    ==================

Fiscal 1999 Acquisitions

On December 3, 1998, the Corporation completed the acquisition of substantially all the assets of Relational Matters including DecisionStream software. DecisionStream aggregates and integrates large volumes of transaction data with multidimensional data structures. Relational Matters will receive approximately $7,555,000 over three years and 250,980 shares of the Corporation's common stock valued at $1,823,000 over the same time period. The shares, all of which were issued, are being held in escrow by the Corporation and will be released on the second (40%) and third (60%) anniversaries of the closing of the transaction. For valuation purposes, the deferred payments and shares were appropriately discounted.

On February 24, 1999, the Corporation completed the acquisition of LEX2000 Inc., a developer of financial data mart and reporting software, for a combination of cash and the Corporation's common stock. The shareholders of LEX2000 Inc. will receive approximately $7,444,000 over three years and 252,118 shares of the Corporation's common stock valued at $1,940,000 over the same time period. Approximately 14,200 shares were issued at closing; the remainder, all of which were issued, are being held in escrow by the Corporation and will be released equally on the second (50%) and third (50%) anniversaries of the closing of the transaction. For valuation purposes, the deferred payments and remaining shares were appropriately discounted.

The scheduled aggregate annual payments for the long-term liabilities related to these two acquisitions are $3,501,000 and $2,599,000, in fiscal 2001and 2002, respectively. Amounts due within twelve months are included in accrued charges.

Both acquisitions have been accounted for using the purchase method. The results of operations of both acquired companies prior to the acquisitions were not material, and thus pro forma information has not been provided. The results of both acquired companies have been combined with those of the Corporation since their respective dates of acquisition.

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date: ($000s)

                                               Relational
                                                  Matters                LEX2000                 Total
                                         -----------------     ------------------     -----------------
Assets acquired
  Acquired technology                               $6,000                $15,499               $21,499
  Other assets                                          25                  1,501                 1,526
                                         -----------------     ------------------     -----------------
                                                     6,025                 17,000                23,025
Liabilities assumed                                    (37)                (2,869)               (2,906)
Deferred tax credits                                    --                 (6,201)               (6,201)
                                         -----------------     ------------------     -----------------
Net assets acquired                                  5,988                  7,930                13,918
Goodwill                                             3,385                  1,454                 4,839
                                         -----------------     ------------------     -----------------
Purchase price                                      $9,373                $ 9,384               $18,757
                                         =================     ==================     =================
Consideration
  Cash                                              $4,419                $ 4,755               $ 9,174
  Deferred payment                                   3,131                  2,689                 5,820
  Shares                                             1,823                  1,940                 3,763
                                         -----------------     ------------------     -----------------
                                                    $9,373                $ 9,384               $18,757
                                         =================     ==================     =================

Fiscal 1998 Acquisitions

On April 9, 1997, the Corporation completed the acquisition of Right Information Systems Limited (RIS) of London, England. RIS was the provider of 4Thought, business modeling and forecasting software. The shareholders of RIS received $4,500,000 and 180,000 shares of the Corporation's common stock, valued at $1,607,000. These shares, all of which were issued, are being held in escrow by the Corporation until April 9, 2000.

On October 24, 1997, the Corporation completed the acquisition of Interweave Software, Inc. (Interweave) of Santa Clara, California, U.S.A. Interweave was the developer and marketer of the Interweave software product line, which allows information technology organizations to deploy intranet- and extranet-based business intelligence applications more broadly within and across enterprises. The acquisition agreement called for the Corporation to pay $12,415,000 to the shareholders of Interweave, the majority of which was paid upon completion of the acquisition

Both acquisitions have been accounted for using the purchase method. The results of operations of both acquired companies prior to the acquisitions were not material, and thus pro forma information has not been provided. The results of both acquired companies have been combined with those of the Corporation since their respective dates of acquisition.

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date: ($000s)

                                                      RIS             Interweave                  Total
                                         -----------------     ------------------     ------------------
Assets acquired
  Acquired technology                              $ 7,001                $21,667               $ 28,668
  Other assets                                         239                    390                    629
                                         -----------------     ------------------     ------------------
                                                     7,240                 22,057                 29,297
Liabilities assumed                                 (1,050)                (4,544)                (5,594)
Deferred tax credits                                (2,001)                (8,667)               (10,668)
                                         -----------------     ------------------     ------------------
Net assets acquired                                  4,189                  8,846                 13,035
Goodwill                                             1,918                  3,569                  5,487
                                         -----------------     ------------------     ------------------
Purchase price                                     $ 6,107                $12,415               $ 18,522
                                         =================     ==================     ==================
Consideration
  Cash                                             $ 4,500                $12,415               $ 16,915
  Shares                                             1,607                      -                  1,607
                                         -----------------     ------------------     ------------------
                                                   $ 6,107                $12,415               $ 18,522
                                         =================     ==================     ==================

6.   Long-term Debt

                                                                            2000                   1999
                                                               ------------------     ------------------
                                                                                ($000s)
Mortgage at 12.5% per annum, repayable in blended monthly
installments of principal and interest of Cdn $45,200 to
October 2000                                                              $ 2,142                 $2,160
Other                                                                          34                    452
                                                               ------------------     ------------------
                                                                            2,176                  2,612
Less current portion                                                       (2,176)                  (123)
                                                               ------------------     ------------------
                                                                          $     -                 $2,489
                                                              ===================     ==================

Interest expense on long-term debt was $264,000, $271,000, and $301,000 in fiscal 2000, 1999, and 1998, respectively.

7.   Commitments

Certain of the Corporation's offices, computer equipment, and vehicles are leased under various terms. The annual aggregate lease expense in each of fiscal 2000, 1999, and 1998 was $12,205,000, $9,219,000, and $8,599,000, respectively.

The aggregate amount of payments for these operating leases, in each of the next five fiscal years and thereafter, is approximately as follows: ($000s)

2001                              $12,939
2002                               10,261
2003                                7,501
2004                                4,915
2005                                4,200
Thereafter                          8,770

In August 1999, the Corporation announced plans for the construction of a second building on the site of its corporate headquarters on Riverside Drive in Ottawa -- Riverside II. The total cost of Riverside II and related improvements is estimated to be $21 million. The Corporation is currently committed to approximately $15 million of the total cost and as at February 29, 2000, had incurred capital expenditures of approximately $3.4 million. Construction is expected to be substantially complete before the end of fiscal 2001.

8.   Financial Instruments

Off-Balance-Sheet Risk

The Corporation's policy with respect to foreign currency exposure is to manage its financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. To achieve this objective, the Corporation enters into foreign exchange forward contracts to hedge portions of the net investment in its various subsidiaries. As a result, the exchange gains and losses recorded on translation of the subsidiaries' financial statements are partially offset by the gains and losses attributable to the applicable foreign exchange forward contracts. Realized and unrealized gains and losses from the applicable foreign exchange forward contracts are recorded as part of the foreign currency translation adjustments included in the Consolidated Statements of Stockholders' Equity. The Corporation has foreign exchange conversion facilities that allow it to hold foreign exchange contracts of Cdn $130,000,000 (US $89,730,000) outstanding at any one time. The Corporation enters into foreign exchange forward contracts with major Canadian chartered banks, and therefore does not anticipate non-performance by these counterparties. The amount of the exposure on account of any non-performance is restricted to the unrealized gains in such contracts. As of February 29, 2000, the Corporation had foreign exchange forward contracts, with maturity dates ranging from March 30, 2000 to May 25, 2000, to exchange various foreign currencies in the amount of $6,239,000. As of February 28, 1999, the Corporation had foreign exchange forward contracts, with maturity dates ranging from March 25, 1999 to May 27, 1999, to exchange various foreign currencies in the amount of $3,862,000.

Concentration of Credit Risk

The investment of cash is regulated by the Corporation's investment policy, which is periodically reviewed and approved by the Audit Committee of the Board of Directors. The primary objective of the Corporation's investment policy is security of principal. The Corporation manages its investment credit risk through a combination of (i) a selection of securities with an acceptable credit rating; (ii) selection of term to maturity, which in no event exceeds one year in length; and (iii) diversification of debt issuers, both individually and by industry grouping.

Included in cash, cash equivalents, and short-term investments as of February 29, 2000 and February 28, 1999 were corporate debt amounts of $73,805,000 and $46,941,000, respectively. The corporate debt amounts as of February 29, 2000 and February 28, 1999 were with two distinct issuers. These amounts were repaid, in full, at maturity in March of their respective years. All the Corporation's short-term investments as of February 29, 2000 and February 28, 1999 had maturity dates before the end of June of their respective years. The Corporation's cash, cash equivalents, and short-term investments are denominated predominantly in Canadian and U.S. dollars.

The Corporation has an unsecured credit facility, subject to annual renewal, that includes an operating line and foreign exchange conversion facilities. The operating line permits the Corporation to borrow funds or issue letters of credit or guarantee up to an aggregate of Cdn $15,000,000 (US $10,353,000), subject to certain covenants. As of February 29, 2000 and February 28, 1999, there were no direct borrowings under this operating line.

There is no concentration of credit risk related to the Corporation's position in trade accounts receivable. Credit risk, with respect to trade receivables, is minimized because of the Corporation's large customer base and its geographical dispersion (see Note 12).

Fair Value of Financial Instruments

For certain of the Corporation's financial instruments, including accounts receivable, accounts payable, and other accrued charges, the carrying amounts approximate the fair value due to their short maturities. Cash and cash equivalents, short-term investments, long-term debt, and long-term liabilities are carried at cost, which approximates their fair value.

9.   Income Taxes

Details of the income tax provision (recovery) are as follows: ($000s)

                                                           2000                 1999               1998
                                               -----------------     ----------------     --------------
Current
  Canadian                                               $16,880              $15,581            $ 8,755
  Foreign                                                  9,943                9,228              8,550
                                               -----------------     ----------------     --------------
                                                          26,823               24,809             17,305
                                               -----------------     ----------------     --------------
Deferred
  Canadian                                                 1,765                3,274              4,163
  Foreign                                                 (1,915)              (1,770)            (1,830)
                                               -----------------     ----------------     --------------
                                                            (150)               1,504              2,333
                                               -----------------     ----------------     --------------
Income tax provision                                     $26,673              $26,313            $19,638
                                               =================     ================     ==============

The reported income tax provision differs from the amount computed by applying the Canadian rate to income before income taxes. The reasons for this difference and the related tax effects are as follows: ($000s)

                                                            2000               1999               1998
                                                -----------------     --------------     --------------
Expected Canadian tax rate                                   44.0%              44.0%              44.0%
                                                =================     ==============     ==============
Expected tax provision                                   $ 35,735           $ 37,151            $29,279
Foreign tax rate differences                              (10,422)           (10,906)            (8,740)
Net change in valuation allowance and other
  income tax benefits earned                               (2,680)            (1,064)            (4,581)
Non-deductible expenses and non-taxable income              2,876                193                361
Withholding tax on foreign income                           1,179                987                822
Reorganization costs                                            -                  -              2,426
Other                                                         (15)               (48)                71
                                                -----------------     --------------     --------------
Reported income tax provision                            $ 26,673           $ 26,313            $19,638
                                                =================     ==============     ==============

Deferred income taxes result principally from temporary differences in the recognition of certain revenue and expense items for financial and tax reporting purposes. Significant components of the Corporation's deferred tax assets and liabilities as of February 29, 2000 and February 28, 1999 are as follows:
($000s)

                                                                  2000                1999
                                                      -----------------     ---------------
Deferred tax assets
  Net operating tax loss carryforwards                          $ 4,460             $ 5,507
  Investment tax credits                                          1,404               4,499
  Deferred revenue                                                2,490               2,702
  Other                                                           2,186               1,912
                                                      -----------------     ---------------
Total deferred tax assets                                        10,540              14,620
Valuation allowance for deferred tax assets                      (4,460)             (5,507)
                                                      -----------------     ---------------
Net deferred tax assets                                           6,080               9,113
                                                      -----------------     ---------------
Deferred tax liabilities
  Book and tax differences on assets                             16,069              15,957
  Reserves and allowances                                         7,484               5,415
  Income tax credits                                              5,346               4,502
  Other                                                          (1,089)                 14
                                                      -----------------     ---------------
Total deferred tax liabilities                                   27,810              25,888
                                                      -----------------     ---------------
Net deferred income tax liability                               $21,730             $16,775
                                                      =================     ===============

The net change in the total valuation allowance for the years ended February 29, 2000 and February 28, 1999 was a decrease of $1,047,000 and $7,309,000, respectively.

Realization of the net deferred tax assets is dependent on generating sufficient taxable income in certain legal entities. Although realization is not assured, management believes it is more likely than not that the net amount of the future tax asset will be realized. However, this estimate could change in the near term as future taxable income in these certain legal entities changes.

As of February 29, 2000, the Corporation had tax loss carryforwards of approximately $10,027,000 available to reduce future years' income for tax purposes. These losses expire as follows: ($000s)

2002                                     $   294
2003-2010                                    425
Indefinitely                               9,308
                                   -------------
Total                                    $10,027
                                   =============


Income before taxes attributable to all foreign operations was $37,215,000, $39,219,000, and $35,102,000 in each of fiscal 2000, 1999, and 1998, respectively.

The Corporation has provided for foreign withholding taxes on the portion of the undistributed earnings of foreign subsidiaries expected to be remitted.

Income taxes paid were $18,658,000, $8,201,000, and $11,273,000 in each of fiscal 2000, 1999, and 1998, respectively.

10.  Stockholders' Equity

Capital Stock

The authorized capital of the Corporation consists of an unlimited number of common shares, without nominal or par value, and an unlimited number of preferred shares, issuable in series. No series of preferred shares has been created or issued.

Share Repurchase Programs

The share repurchases made in the past three fiscal years were part of distinct open market share repurchase programs through the Nasdaq National Market. The share repurchases made in fiscal 2000 were part of two open market share repurchase programs. The program adopted in October 1998 expired on October 8, 1999. Under this program the Corporation repurchased 3,161,800 of its shares; all repurchased shares were cancelled. In October 1999, the Corporation adopted a new program that will enable it to purchase up to 4,200,000 common shares (not more than 5% of those issued and outstanding) between October 9, 1999 and October 8, 2000. This program does not commit the Corporation to make any share repurchases. Purchases will be made on The Nasdaq Stock Market at prevailing open market prices and paid out of general corporate funds. All repurchased shares will be cancelled.

The details of the share repurchases were as follows:

                                        2000                                 1999                             1998
                          -------------------------------     --------------------------------    -----------------------------
                              Shares             Cost             Shares              Cost            Shares           Cost
                          -------------     -------------     -------------     --------------    ------------    -------------
                              (000s)            ($000s)           (000s)            ($000s)           (000s)          ($000s)
July 1996 program                     -           $     -                 -            $     -             170          $ 1,931
October 1997 program                  -                 -             2,030             23,463           2,370           27,180
October 1998 program              2,186            24,689               976             10,674               -                -
October 1999 program                100             1,324                 -                  -               -                -
                          -------------     -------------     -------------     --------------    ------------    -------------
                                  2,286           $26,013             3,006            $34,137           2,540          $29,111
                          =============     =============     =============     ==============    ============    =============

The amount paid to acquire the shares over and above the average carrying value has been charged to retained earnings.

Stock Option Plans


As of February 29, 2000, the Corporation had stock options outstanding under two plans: 4,421,000 pertain to the 1997-2002 Stock Option Plan and 2,849,000 pertain to the 1993-1998 Stock Option Plan.

There were 14,000,000 shares of common stock originally reserved by the Board of Directors for issuance under the Corporation's 1997-2002 Stock Option Plan ("the Plan"), which was approved by the Corporation's shareholders in June 1997 and replaced the 1993-1998 Stock Option Plan. Options may be granted to directors, officers, employees, and consultants at such times and under such terms as established by the Plan. Options may be fully exercisable on the date of grant or may be exercisable in installments. Options will expire not later than 10 years from the date of grant or any shorter period as may be determined. All options are priced at the market price of the Corporation's shares on The Toronto Stock Exchange on the trading day preceding the date of grant. In June 1999, options were awarded to employees, executive officers and directors. These options vest equally in April 2000, April 2001, April 2002, and April 2003, and expire in April 2007. There were 9,381,000 options available for grant under the Plan as of February 29, 2000.

Under the 1993-1998 Stock Option Plan, options were awarded to directors, officers, and employees. For the options outstanding as of February 29, 2000, the vesting dates extend to September 2001 and the expiry dates range from April 2000 to September 2005. In April 1996, options were awarded to certain key officers under an executive option award. These options vest equally in April 1999, April 2000, and April 2001, and expire in April 2003. All options were priced at the market price of the Corporation's shares on The Toronto Stock Exchange on the trading day preceding the date of grant. The 1993-1998 Stock Option Plan expired on January 1, 1998.

Employee Stock Purchase Plan

This plan was approved by the Corporation's shareholders in July 1993 and was amended on May 19, 1999. The amended plan was approved by the Corporation's shareholders on June 22, 1999, and will terminate on November 30, 2002. Under the plan, 3,000,000 common shares were reserved for issuance. A participant in the Employee Stock Purchase Plan authorizes the Corporation to deduct an amount per pay period that cannot exceed five (5) percent of annual target salary divided by the number of pay periods per year. Deductions are accumulated during each of the Corporation's fiscal quarters ("Purchase Period") and on the first trading day following the end of any Purchase Period these deductions are applied toward the purchase of common shares. The purchase price is ninety (90) percent of the lesser of The Toronto Stock Exchange average closing price on (a) the first five trading days of the Purchase Period or (b) the last five trading days of the Purchase Period. All full-time and part-time permanent employees may participate in the plan.

Accounting for Stock-Based Compensation

Under Canadian GAAP, the benefits of the Corporation's stock option and purchase plans are not recognized as compensation expense. If the fair values of the options granted since fiscal 1996 had been recognized as compensation expense on a straight line basis over the vesting period of the grant (consistent with the method prescribed by FASB Statement No. 123), stock-based compensation costs would have reduced net income by $9,096,000, $8,239,000, and $6,824,000;
reduced basic net income per share by $0.11, $0.09, and $0.08, and reduced fully diluted net income per share by $0.10, $0.09, and $0.07 in fiscal 2000, 1999, and 1998, respectively.

Because the Corporation has only applied these measurement principles to options granted subsequent to February 28, 1995 and the Corporation's amortization period for compensation expense approximates four years, the above pro forma disclosure for fiscal 1998 is not indicative of pro forma amounts that will be reported in future years. The pro forma disclosure for fiscal 2000 and 1999 includes the full extent of amortization expense for four years of option grants.

The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal 2000, 1999, and 1998, respectively: risk-free interest rates of 5.8%, 5.5%, and 6.5%, expected life of the options of 2.8 years, 2.9 years, and 3.0 years, expected volatility of 55%, 56%, and 56%, and for all years, a dividend yield of zero.

Activity in the stock option plans for fiscal 2000, 1999, and 1998 was as follows:

                                     2000                            1999                             1998
                          ----------------------------    ----------------------------    -----------------------------
                                           Weighted                         Weighted                         Weighted
                                            Average                          Average                          Average
                                           Exercise                         Exercise                         Exercise
                             Options         Price            Options         Price            Options         Price
                          ----------------------------    ----------------------------    -----------------------------
                              (000s)                          (000s)                           (000s)
Outstanding, beginning of
  year                         6,769         $ 9.72             6,571         $ 8.29             7,940         $ 5.33
  Granted                      2,772          11.18             1,935          13.33             2,190          11.48
  Exercised                   (1,973)          7.81            (1,054)          3.94            (3,316)          2.60
  Cancelled                     (298)         11.73              (683)          9.52              (243)          9.54
                          ------------                    -------------                   --------------
Outstanding, end of year       7,270          11.17             6,769           9.72             6,571           8.29
                          ============                    =============                   ==============
Options exercisable at
  year end                     1,234                            1,460                            1,077
                          ============                    =============                   ==============

Weighted average per
 share fair value of
 options granted during
 the year calculated
 using the Black-Scholes
 option pricing model                        $ 4.59                           $ 5.54                           $ 4.84
                                           ==========                       ==========                       ==========


The following table summarizes significant ranges of outstanding and exercisable options held by directors, officers, and employees as of February 29, 2000:

                                              Options Outstanding                                Options Exercisable
                          ---------------------------------------------------------     -----------------------------------
                                                  Weighted             Weighted                                Weighted
  Range of Exercise                               Average               Average                                 Average
        Prices               Options           Remaining Life       Exercise Price          Options         Exercise Price
----------------------    -------------     ------------------    -----------------     -------------     -----------------
                              (000s)                                                         (000s)
       $3.55  -   $5.52           26              0.4 years             $ 4.22                 25                $ 4.22
       $8.76  -  $10.69        1,801              4.2                     8.95                407                  8.96
      $10.70  -  $11.04        3,612              6.5                    10.93                449                 10.94
      $11.05  -  $13.86        1,660              6.2                    13.37                353                 13.17
      $17.58  -  $23.56          158              7.8                    18.65                  -                     -
      $27.95  -  $28.06           13              7.9                    28.03                  -                     -
                          -------------                                                 -------------
                               7,270              5.9                   $11.17              1,234                $10.78
                          =============                                                 =============

Net Income per Share

Net income per share is based on the weighted average number of shares outstanding during each year.

The reconciliation of the numerator and denominator for the calculation of net income per share and fully diluted net income per share is as follows: (000s, except per-share amounts)

                                                                    2000             1999             1998
                                                            -------------    -------------    -------------
Net Income per Share
  Net income                                                      $54,542          $58,122          $48,942
                                                            =============    =============    =============
  Weighted average number of shares outstanding                    85,972           87,416           88,414
                                                            =============    =============    =============
  Net income per share                                            $  0.63          $  0.66          $  0.55
                                                            =============    =============    =============

Fully Diluted Net Income per Share
  Net income                                                      $54,542          $58,122          $48,942
  Imputed Interest                                                  2,941            2,571            2,719
                                                            -------------    -------------    -------------
  Adjusted Net Income                                             $57,483          $60,693          $51,661
                                                            =============    =============    =============

 Weighted average number of shares outstanding                     85,972           87,416           88,414
 Dilutive effect of stock options *                                 6,110            5,988            7,668
                                                            -------------    -------------    -------------
 Adjusted weighted average number of shares outstanding            92,082           93,404           96,082
                                                            =============    =============    =============
 Fully diluted net income per share                               $  0.62          $  0.65          $  0.54
                                                            =============    =============    =============

* All anti-dilutive options have been excluded.

Imputed earnings on the proceeds from the exercise of options are calculated using a 5% after-tax rate of return.

11.  Pension Plans

The Corporation operates a Retirement Savings Plan for the parent company and also operates various other defined contribution pension plans for its subsidiaries. The Corporation contributes amounts related to the level of employee contributions for both types of plans.

The pension costs in fiscal 2000, 1999, and 1998 were $3,839,000, $2,744,000, and $2,327,000, respectively.

12.  Segmented Information

The Corporation operates in one business segment--computer software tools. This segment engages in business activities from which it earns license, support, and services revenue, and incurs expenses. Within this business segment, the Corporation develops, markets, and supports two complementary lines of software products that are designed to satisfy enterprise-wide business-critical needs. The Corporation's business intelligence products give individual users the ability to independently access, explore, analyze, and report corporate data. The Corporation's client/server application development tools are designed to increase the productivity of system analysts and developers. Cognos products are distributed both directly and through resellers worldwide.

Revenue is derived from the licensing of software and the provision of related services, which include product support and education, consulting, and other services. The Corporation generally licenses software and provides services subject to terms and conditions consistent with industry standards. Customers may elect to contract with the Corporation for product support, which includes product and documentation enhancements, as well as telephone support, by paying either an annual fee or fees based on usage of support services.

The Corporation operates internationally, with a substantial portion of its business conducted in foreign currencies. Accordingly, the Corporation's results are affected by year-over-year exchange rate fluctuations of the United States dollar relative to the Canadian dollar, to various European currencies, and to a lesser extent, other foreign currencies.

No single customer accounted for 10% or more of the Corporation's revenue during any of the last three fiscal years. In addition, the Corporation is not dependent on any single customer or group of customers, or supplier.

The accounting policies for the segment are the same as those described in the Summary of Significant Accounting Policies. The required financial information for segment profit and segment assets is the same as that presented in the Consolidated Financial Statements. Geographic information is as follows: ($000s)

                                                 2000            1999            1998
                                              ----------      ----------       ---------
Revenue to external customers*
 U.S.A.                                       $  204,730      $  153,827       $ 123,774
 Canada                                           30,120          24,040          22,328
 United Kingdom                                   44,972          41,563          38,257
 Europe                                           77,778          60,502          43,189
 Asia/Pacific                                     28,040          21,193          17,286
                                              ----------      ----------       ---------

                                              $  385,640      $  301,125       $ 244,834
                                              ==========      ==========       =========

* Revenues are attributed to countries based on location of customer

Fixed assets
 Canada                            $   31,055              $  20,148
 U.S.A.                                 8,659                  6,078
 Other countries                        5,121                  3,938
                                   ----------              ---------

                                   $   44,835              $  30,164
                                   ==========              =========

Intangible assets
 Canada                            $   13,137              $  14,719
 U.S.A.                                27,021                 35,460
                                   ----------              ---------

                                   $   40,158              $  50,179
                                   ==========              =========

13.  Comparative Results

Certain of the prior years' figures have been reclassified in order to conform to the presentation adopted in the current year.

14.  Subsequent Event

On April 6, 2000, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to shareholders of record at the close of business on April 20, 2000.

All share and per-share amounts in the accompanying financial statements, and notes thereto have been adjusted for the split.

SELECTED CONSOLIDATED FINANCIAL DATA

Five-Year Summary

The following Selected Consolidated Financial Data has been derived from the Corporation's consolidated financial statements that have been audited by Ernst & Young LLP, independent chartered accountants. The Selected Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements and related Notes, and with Management's Discussion and Analysis of Financial Condition and Results of Operations.

On April 6, 2000, subsequent to year-end, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to shareholders of record at the close of business on April 20, 2000. All historic consolidated results have been restated for the split.

                                                                                   Years Ended the Last Day of February
-------------------------------------------------------------------------------------------------------------------------
                                                   2000            1999            1998             1997           1996
-------------------------------------------------------------------------------------------------------------------------
                                                                   (US$000s except share amounts, Canadian GAAP)
Statement of Income Data

Revenue                                          $385,640        $301,125        $244,834        $198,185        $152,186
-------------------------------------------------------------------------------------------------------------------------
Operating expenses
 Cost of product license                            5,235           5,738           3,828           3,266           3,433
 Cost of product support                           13,758          11,166           9,694           9,634           7,488
 Selling, general, and administrative             244,827         178,295         143,493         114,617          98,908
 Research and development                          53,548          42,274          33,530          28,951          22,382
 Investment tax credits                            (6,207)        (14,880)         (9,432)         (3,683)              -
-------------------------------------------------------------------------------------------------------------------------
Total operating expenses                          311,161         222,593         181,113         152,785         132,211
-------------------------------------------------------------------------------------------------------------------------
Operating income                                   74,479          78,532          63,721          45,400          19,975
Interest expense                                     (718)           (527)           (481)           (427)           (468)
Interest income                                     7,454           6,430           5,340           4,524           4,019
-------------------------------------------------------------------------------------------------------------------------
Income before taxes                                81,215          84,435          68,580          49,497          23,526
Income tax provision                               26,673          26,313          19,638          12,708           5,996
-------------------------------------------------------------------------------------------------------------------------
Net income                                       $ 54,542        $ 58,122        $ 48,942        $ 36,789        $ 17,530
=========================================================================================================================
Net income per share
 Basic                                              $0.63        $   0.66        $   0.55        $   0.43        $   0.21
 Fully diluted                                      $0.62        $   0.65        $   0.54        $   0.41        $   0.20

Weighted average number of shares (000s)
 Basic                                             85,972          87,416          88,414          86,298          82,578
 Fully diluted                                     92,082          93,404          96,082          95,390          90,426

Balance Sheet Data (at end of period)

Working capital                                  $166,455        $123,343        $112,846        $103,727        $ 66,149
Total assets                                      398,181         314,105         245,718         189,152         140,010
Total debt                                          2,176           2,612           2,457           2,655           2,744
Stockholders' equity                              227,019         178,602         147,305         115,912          78,297

                3755 Riverside Drive, Ottawa, Ontario, K1G 4K9

                                     PROXY

          Annual Meeting of Shareholders to be held on June 21, 2000

    THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF THE CORPORATION

The undersigned shareholder of COGNOS INCORPORATED (the "Corporation") hereby appoints each of James M. Tory, Chairman of the Board and Donnie M. Moore, Senior Vice President Finance & Administration and Chief Financial Officer of the Corporation, or instead of them ________________________ as proxy of the undersigned, with full power of substitution and authorizes each of them to represent and vote, as designated below, all of the Common Shares of Cognos Incorporated owned of record on May 5, 2000, by the undersigned at the Annual Meeting of Shareholders of the Corporation to be held on the 21st day of June, 2000 and any adjournment thereof, in the same manner, to the same extent and with the same powers as if the undersigned were present at that meeting or any adjournment.

1.   ELECTION OF DIRECTORS

     FOR [ ] WITHHOLD AUTHORITY TO VOTE [ ] for nominees listed below (INSTRUCTIONS: To WITHHOLD authority to vote for any individual nominee, strike a line through the nominee's name in the list below)

     John E. Caldwell, Douglas C. Cameron, Pierre Y. Ducros, Douglas J. Erwin, Robert W. Korthals, Candy M. Obourn, James M. Tory, and Renato Zambonini.

2.   APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS

     FOR [ ] WITHHOLD AUTHORITY TO VOTE [ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof. This Proxy confers authority for the above named to vote in their discretion with respect to amendments or variations to the matters identified in the Notice of the Meeting accompanying this Proxy or other matters which may properly come before that Meeting.

This Proxy when properly executed will be voted in the manner directed above by the undersigned shareholder. If the persons named in this Proxy are appointed by the undersigned and no direction is made, they will vote for proposals 1 and 2. If someone other than the persons named is appointed and no direction is made, that person may vote at his or her discretion. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

DATED the    day of        , 2000.

_____________________________           __________________________________
(Signature of Shareholder)              (Signature if held jointly)

NOTES:
------

1. The shares represented by this Proxy will be voted unless authority to vote is withheld.

2. Every shareholder has the right to appoint a person to represent that shareholder (who need not to be a shareholder) other than the persons specified above, to attend the meeting and act on the shareholder's behalf. You may exercise that right by inserting the name of the person to be appointed in the blank space provided in this Proxy.

3. Please sign exactly as your name appears on the Proxy and date the Proxy. If this Proxy is not dated, it will be deemed to bear the date on which it was mailed. Where shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such. If the shareholder is a Corporation, this Proxy must be executed by an authorized person. If a partnership, please sign in partnership name by an authorized person.